Filed Pursuant to Rule 424(b)(5)
Registration No. 333-233172

Prospectus Supplement

(to Prospectus dated August 23, 2019)

678,745 Shares of Common Stock

Pre-Funded Warrants to Purchase 726,660 Shares of Common Stock

We are offering 678,745 shares of our common stock, $0.001 par value per share, and pre-funded warrants (the “Pre-Funded Warrants”) to purchase 726,660 shares of our common stock, directly to several institutional investors pursuant to this prospectus supplement and the accompanying prospectus. The per share offering price of the shares is $4.625 and the offering price per Pre-Funded Warrant is $4.624 (and each share and Pre-Funded Warrant shall be coupled with Purchase Warrant (as defined below)).

We are offering to the investors, with respect to the purchase of shares of common stock that would otherwise result in the purchaser’s beneficial ownership exceeding more than 4.99% (or, upon election of the holder, 9.99%) of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase one Pre-Funded Warrant in lieu of one share of common stock. Subject to limited exceptions, a holder of Pre-Funded Warrants will not have the right to exercise any portion of its Pre-Funded Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of shares of common stock outstanding immediately after giving effect to such exercise. Each Pre-Funded Warrant will be exercisable for one share of common stock. The purchase price of each Pre-Funded Warrant will be equal to the price per one share of common stock, minus $0.001, and the remaining exercise price of each Pre-Funded Warrant will equal $0.001 per share. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. This prospectus supplement also relates to the offering of shares of common stock issuable upon exercise of such Pre-Funded Warrants.

In a concurrent private placement, we are also offering to the investors warrants to purchase an aggregate of up to 1,405,405 shares of our common stock (the “Purchase Warrants”) at an exercise price of $4.625 per share. The Purchase Warrants will be exercisable for a period of five and a half years commencing on the closing date. The Purchase Warrants and the shares of common stock issuable upon the exercise of such warrants are not being registered under the Securities Act of 1933, as amended, or the Securities Act, and are not being offered pursuant to this prospectus supplement and the accompanying prospectus and are being offered pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

Our common stock is listed on The NASDAQ Capital Market under the symbol “BIOL.” On June 27, 2022, the last reported sale price of our common stock on The Nasdaq Capital Market was $5.15 per share.

As of the date of this prospectus supplement, the aggregate market value of our outstanding common stock held by non-affiliates, or our public float, was approximately $33.7 million based on 6,044,253 outstanding shares of common stock held by non-affiliates and a per share price of $5.58, the closing price of our common stock on May 4, 2022, which is the highest closing sale price of our common stock on The Nasdaq Capital Market within the prior 60 days. We have not sold any securities pursuant to General Instruction I.B.6. of Form S-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus supplement.

Investing in our common stock involves a high degree of risk. Before buying any of our securities, you should carefully read “Risk Factors” on page S-7 of this prospectus supplement, and under similar headings in the other documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus.

We have engaged Maxim Group LLC, the Benchmark Company LLC and Lake Street Capital Markets, LLC to act as our exclusive placement agents in connection with this offering to use their reasonable best efforts to place the shares of common stock and Pre-Funded Warrants offered by this prospectus supplement. We have agreed to pay the placement agents the fees set forth in the table below.

	Per Share or Pre-Funded Warrant	Total
Offering price (1)	$4.625	$6,500,000
Placement agents’ fees (2)	$0.324	$455,000
Proceeds, before expenses, to us	$4.301	$6,045,000

(1)	The offering price of the Pre-Funded Warrants is $4.624 per warrant, or $0.001 less than the per share offering price of the shares.
(2)	In addition, we have agreed to reimburse the placement agents for certain offering-related expenses up to an aggregate of $40,000. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the shares of common stock and Pre-Funded Warrants being offered pursuant to this prospectus supplement and the accompanying prospectus is expected to be made on or about June 30, 2022, subject to customary closing conditions.

Lead Placement Agent

MAXIM GROUP LLC

Co-Placement Agents

THE BENCHMARK COMPANY	LAKE STREET CAPITAL MARKETS, LLC

The date of this prospectus supplement is June 27, 2022

Prospectus Supplement

Prospectus

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus are an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of their respective dates.

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ABOUT THIS PROSPECTUS SUPPLEMENT

On August 9, 2019, we filed with the SEC a registration statement on Form S-3 (File No. 333-233172) utilizing a shelf registration process relating to the securities described in this prospectus supplement, which registration statement was declared effective on August 23, 2019. Under this shelf registration process, we may, from time to time, sell up to $50 million in the aggregate of shares of common stock, shares of preferred stock, debt securities, warrants, rights and units.

This document consists of two parts. The first part is the prospectus supplement, including the documents incorporated by reference herein, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference therein, provides more general information. In general, when we refer only to the prospectus, we are referring to both parts of this document combined. Before you invest, you should carefully read this prospectus supplement, the accompanying prospectus, all information incorporated by reference herein and therein, as well as the additional information described under the heading “Where You Can Find More Information.” These documents contain information you should carefully consider when deciding whether to invest in our securities.

This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent there is a conflict between the information contained in this prospectus supplement and the accompanying prospectus, you should rely on information contained in this prospectus supplement, provided that if any statement in, or incorporated by reference into, one of these documents is inconsistent with a statement in another document having a later date, the statement in the document having the later date modifies or supersedes the earlier statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, any document incorporated by reference herein or therein, or any free writing prospectuses we may provide to you in connection with this offering. Neither we nor the placement agents have authorized anyone to provide you with any different information. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide to you. The information contained in this prospectus supplement, the accompanying prospectus, and in the documents incorporated by reference herein or therein is accurate only as of the date such information is presented. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the shares of common stock and Pre-Funded Warrants to which it relates, nor do this prospectus supplement and the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

Securities offered pursuant to the registration statement to which this prospectus supplement relates may only be offered and sold if not more than three years have elapsed since August 23, 2019, the initial effective date of the registration statement, subject to the extension of this period in compliance with applicable SEC rules.

We note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

References in this prospectus to “BIOL”, “the Company”, “we”, “us”, “our” or “its”, unless the context otherwise requires, refer to BIOLASE, Inc., a Delaware corporation, together with its consolidated subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus includes “forward-looking statements”, as such term is used within the meaning of the Private Securities Litigation Reform Act of 1995. These “forward-looking statements” are not based on historical fact and involve assessments of certain risks, developments, and uncertainties in our business looking to the future. Such forward-looking statements can be identified by the use of terminology such as “may”, “will”, “should”, “expect”, “anticipate”, “estimate”, “intend”, “continue”, or “believe”, or the negatives or other variations of these terms or comparable terminology. Forward-looking statements may include projections, forecasts, or estimates of future performance and developments. Forward-looking statements contained in this prospectus are based upon assumptions and assessments that we believe to be reasonable as of the date of this prospectus. Whether those assumptions and assessments will be realized will be determined by future factors, developments, and events, which are difficult to predict and may be beyond our control. Actual results, factors, developments, and events may differ materially from those we assumed and assessed. Risks, uncertainties, contingencies, and developments, including those identified in the “Risk Factors” section of this prospectus and in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and other filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), incorporated by reference herein, could cause our future operating results to differ materially from those set forth in any forward-looking statement. There can be no assurance that any such forward-looking statement, projection, forecast or estimate contained can be realized or that actual returns, results, or business prospects will not differ materially from those set forth in any forward-looking statement. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments.

PROSPECTUS SUPPLEMENT SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. Before you decide to invest in our securities, you should read this entire prospectus supplement and the accompanying base prospectus carefully, including the section entitled “Risk Factors” and any information incorporated by reference herein..

Our Company.

BIOLASE, Inc. (“BIOLASE” and, together with its consolidated subsidiaries, the “Company,” “we,” “our” ,”us” or “its”) is a leading provider of advanced laser systems for the dental industry. We develop, manufacture, market, and sell laser systems that provide significant benefits for dental practitioners and their patients. Our proprietary systems allow dentists, periodontists, endodontists, oral surgeons, and other dental specialists to perform a broad range of minimally invasive dental procedures, including cosmetic, restorative, and complex surgical applications. Our laser systems are designed to provide clinically superior results for many types of dental procedures compared to those achieved with drills, scalpels, and other conventional instruments. Potential patient benefits include less pain, fewer shots, faster healing, decreased fear and anxiety, and fewer appointments. Potential practitioner benefits include improved patient care and the ability to perform a higher volume and wider variety of procedures and generate more patient referrals.

We offer two categories of laser system products: Waterlase (all-tissue) systems and diode (soft-tissue) systems. Our flagship brand, Waterlase, uses a patented combination of water and laser energy and is FDA cleared for over 80 clinical indications to perform most procedures currently performed using drills, scalpels, and other traditional dental instruments for cutting soft and hard tissue. For example, Waterlase safely debrides implants without damaging or significantly affecting surface temperature and is the only effective, safe solution to preserving sick implants. In addition, Waterlase disinfects root canals more efficiently than some traditional chemical methods. We also offer our diode laser systems to perform soft tissue, pain therapy, and cosmetic procedures, including teeth whitening. As of March 31, 2022 we had approximately 301 issued and 32 pending United States and international patents, the majority of which are related to Waterlase technology. From 1998 through December 31, 2021, we sold over 43,300 laser systems in over 80 countries around the world.

Our Waterlase systems precisely cut hard tissue, bone, and soft tissue with minimal or no damage to surrounding tissue and dental structures. Our diode systems, which include the Epic system, are designed to complement our Waterlase systems and are used only in soft tissue procedures, pain therapy, hygiene, and cosmetic applications, including teeth whitening. The diode systems, together with our Waterlase systems, offer practitioners a broad product line with a range of features and price points.

We also manufacture and sell consumable products and accessories for our laser systems. Our Waterlase and diode systems use disposable laser tips of differing sizes and shapes depending on the procedure being performed. We also market flexible fibers and hand pieces that dental practitioners replace at some point after initially purchasing laser systems. For our Epic systems, we sell teeth whitening gel kits.

Due to the limitations associated with traditional and alternative dental instruments, we believe there is a large market opportunity for all-tissue dental laser systems that provide superior clinical outcomes, reduce the need to use anesthesia, help reduce trauma, pain, and discomfort associated with dental procedures, and increase patient acceptance for treatment protocols.

Our strategy is to increase awareness and demand for (i) our products among dental practitioners by educating dental practitioners and patients about the clinical benefits of our product suite and (ii) our laser systems among patients by educating patients about the clinical benefits of the Waterlase and diode systems. An important goal of ours is to increase consumables revenue by selling more single-use accessories used by dental practitioners when performing procedures using our dental laser systems. In the short term, we are striving for operating excellence through lean enterprise initiatives, with a specific focus on our sales strategy and cash flow management, coupled with optimizing our engineering capabilities to develop innovative new products.

We also seek to create value through innovation and leveraging existing technologies into adjacent medical applications. We plan to expand our product line and clinical applications by developing enhancements and transformational innovations, including new clinical solutions for dental applications and for other adjacent medical applications. In particular, we believe that our existing technologies can provide significant improvements over existing standards of care in fields including ophthalmology, otolaryngology, orthopedics, podiatry, pain management, aesthetics/dermatology, veterinary, and consumer products. We plan to continue to explore potential collaborations to apply our proprietary laser technologies with expanded FDA-cleared indications to other medical applications in the future.

To educate providers and increase patient access to our products, over the past 18 months, we have formed specialist training programs focused on expanding awareness of the benefits of our dental lasers among dental specialists. For example, during the second quarter of 2021, we launched the Waterlase Pediatric Dental Academy (the “WPDA”) for pediatric dentists. This program provides clinicians with an immersive training experience through peer-led learning and best practice sharing to help ensure appropriate use of Waterlase technology in clinical practices. During the first quarter of 2021, we also launched an innovative and first-of-its-kind training program in the periodontal community. This program fosters peer-led learning about dental lasers from leading clinicians, featuring online meetings and case reviews by experts in the field. Additionally, during the fourth quarter of 2020, we launched the Waterlase Endo Academy, a community of leading endodontists dedicated to improving patient outcomes with new technology, and announced a collaboration with Einstein Healthcare Network’s Residency in Endodontics to train endodontics residents in the use of

Waterlase dental lasers. In the fourth quarter of 2021, we launched the Epic Hygiene Academy which seeks to bring together leaders in the dental hygiene profession to provide improved continuing education in delivering superior patient care through laser technology.

In 2021, we designed, developed, received FDA clearance for and began production of a laser using our proprietary Er,Cr:YSGG laser technology in partnership with EdgeEndo, a leading endodontic company. The EdgePro is a state-of-the-art microfluidic irrigation device designed to clean and disinfect root canals. The partnership with EdgeEndo is our first exclusive OEM agreement.

We had net revenues of $39.2 million, $22.8 million, and $37.8 million, in the years ended December 31, 2021, 2020, and 2019, respectively, and we had net losses of $16.2 million, $16.8 million, and $17.9 million for the same periods, respectively. Our net revenues for the quarter ended March 31, 2022 were $10.2 million. We had total assets of $50.2 million and $55.3 million as of March 31, 2022 and December 31, 2021, respectively.

Recent Developments

Reverse Stock Split

At the 2022 annual meeting of stockholders of the Company (the “2022 Annual Meeting”), our stockholders approved an amendment to our certificate of incorporation to effect a reverse stock split of our common stock, at a ratio ranging from one-for-two (1:2) to one-for-twenty-five (1:25), with the final ratio to be determined by our Board. Immediately after the 2022 Annual Meeting, our Board approved a one-for-twenty-five (1:25) reverse stock split of the outstanding shares of our common stock (the “Reverse Stock Split”). On April 28, 2022, we filed a certificate of amendment (the “Amendment”) to our certificate of incorporation with the Secretary of State of the State of Delaware to effect the Reverse Stock Split, effective as of 11:59 p.m. on April 28, 2022. The Amendment did not change the number of authorized shares of our common stock.

Compliance with Listing Rule

On May 13, 2022, the Company received notice from the NASDAQ Stock Market, LLC (“NASDAQ”), informing the Company that it had regained compliance with the minimum bid price requirement under Listing Rule 5550(a)(2). The requirement was met on May 12, 2022, the tenth consecutive trading day when the closing bid price of the Company’s common stock was over $1.00.

Corporate Information

We were originally formed as Societe Endo Technic, SA (“SET”) in 1984 in Marseilles, France, to develop and market various endodontic and laser products. In 1987, SET merged into Pamplona Capital Corp., a public holding company incorporated in Delaware. In 1994, we changed our name to BIOLASE Technology, Inc. and in 2012, we changed our name to BIOLASE, Inc.

For additional information about our Company, please refer to other documents we have filed with the SEC and that are incorporated by reference into this prospectus supplement, as listed under the heading “Information Incorporated by Reference.”

Our principal executive offices are located at 27042 Towne Centre Drive, Suite 270, Lake Forest, California 92610. Our telephone number is (949) 361-1200. Additional information can be found on our website, at www.biolase.com, and in our periodic and current reports filed with the SEC. Copies of our current and periodic reports filed with the SEC are available to the public on a website maintained by the SEC at www.sec.gov, and on our website at www.biolase.com. No portion of our website is incorporated by reference into this prospectus supplement.

THE OFFERING

Common stock offered by us in this offering

678,745 shares of our common stock

Pre-Funded Warrants to purchase 726,660 shares of our common stock at an exercise price of $0.001 per share. Each Pre-Funded Warrant will be exercisable immediately upon issuance and will not expire until exercised in full. This prospectus supplement also relates to the offering of the shares of our common stock issuable upon exercise of such Pre-Funded Warrants. See “Description of Pre-Funded Warrants” for a discussion on the terms of the Pre-Funded Warrants.

Offering price per share or Pre-Funded Warrant	$4.625 per share and $4.624 per Pre-Funded Warrant

Common stock outstanding immediately before this offering	6,176,026 shares

Common stock outstanding immediately after this offering (excluding the shares underlying the Purchase Warrants)	7,581,431 shares(1)

Use of proceeds	We estimate that the net proceeds to us from this offering will be approximately $5.8 million, after deducting the placement agents’ fees and estimated offering expenses payable by us. We intend to use the proceeds of this offering for working capital, to repay $1.0 million of the outstanding amount of our SWK Loan (as defined below), and for general corporate purposes. See “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Risk factors	An investment in our common stock involves substantial risks. You should read carefully the “Risk Factors” included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our filings with the SEC.

Nasdaq Capital Market symbol for common stock	“BIOL”

Concurrent private placement	In a concurrent private placement, we are selling to the purchasers of shares of our common stock and Pre-Funded Warrants in this offering Purchase Warrants to purchase 1,405,405 shares of our common stock at an exercise price of $4.625 per share. We will receive gross proceeds from the concurrent private placement transaction solely to the extent such warrants are exercised for cash. The Purchase Warrants and the shares of our common stock issuable upon the exercise of such warrants are not being offered pursuant to this prospectus supplement and the accompanying prospectus and are being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder. See “Private Placement Transaction.”

(1) Includes the shares underlying the Pre-Funded Warrants but excludes the shares underlying the Purchase Warrants.

The number of shares of our common stock that will be outstanding immediately after this offering as shown above is based on 6,176,026 shares outstanding as of June 27, 2022 and excludes (vested and unvested):

•	71,855 shares of our common stock issuable upon the exercise of stock options, with a weighted-average exercise price of $62.22 per share;

•	423,589 shares of our common stock issuable upon the settlement of outstanding restricted stock units;

•	688,415 shares of our common stock issuable upon the exercise of outstanding warrants, with a weighted-average exercise price of $10.62 per share;

•

423,990 shares of our common stock that may be issued, at the sole discretion of our board of directors, upon the settlement of outstanding phantom restricted stock units, which may also be settled, at the sole discretion of our board of directors, in cash;

•

38,692 shares of our common stock that may be issued, at the sole discretion of our board of directors, upon the settlement of outstanding stock appreciation rights, which may also be settled, at the sole discretion of our board of directors, in cash; and

•	1,405,405 shares of common stock issuable upon exercise of the Purchase Warrants being issued in the concurrent private placement.

RISK FACTORS

Investing in our securities involves a high degree of risk You should carefully consider the risks described below and all of the information contained or incorporated by reference in this prospectus, including the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2021, any subsequent Quarterly Reports on Form 10-Q, and all other information contained or incorporated by reference into this prospectus supplement and the accompanying base prospectus before deciding whether to purchase the securities offered hereby. Our business, financial condition, results of operations and prospects could be materially and adversely affected by these risks.

Risks Related to This Offering

Our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management regarding the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest the net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.

Since the price per share of our common stock being and Pre-Funded Warrants offered is substantially higher than the net tangible book value per share of our common stock, you will suffer immediate and substantial dilution in the net tangible book value of the common stock you purchase in this offering or the common stock underlying the Pre-Funded Warrants you purchase in this offering. Based on an offering price of $4.625 per share and $4.624 per Pre-Funded Warrant, if you purchase shares of common stock or Pre-Funded Warrants in this offering, you will suffer immediate and substantial dilution of $1.528 per share with respect to the net tangible book value of the common stock. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you invest in this offering.

You may experience future dilution as a result of future equity offerings and other issuances of our common stock or other securities. In addition, this offering and future equity offerings and other issuances of our common stock or other securities may adversely affect our common stock price.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may not be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by the investor in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock or securities convertible into common stock in future transactions may be higher or lower than the price per share or Pre-Funded Warrant in this offering. In addition, we are issuing Purchase Warrants to purchase 1,405,405 shares of common stock in a concurrent private placement. You will incur dilution upon exercise of any outstanding stock options, warrants or upon the issuance of shares of common stock under our stock incentive programs. In addition, the sale of shares and Pre-Funded Warrants in this offering and any future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, could adversely affect the price of our common stock. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares for sale will have on the market price of our common stock.

There is no public market for the Pre-Funded Warrants to purchase shares of our common stock being offered in this offering.

There is no established public trading market for the Pre-Funded Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-Funded Warrants on any national securities exchange or other nationally recognized trading system, including The Nasdaq Capital Market. Without an active trading market, the liquidity of the Pre-Funded Warrants will be limited.

The Pre-Funded Warrants purchased in this offering do not entitle the holder to any rights as common stockholders until the holder exercises the warrant for shares of our common stock.

Until you acquire shares of our common stock upon exercise of your Pre-Funded Warrants purchased in this offering, such warrants will not provide you any rights as a common stockholder, except as set forth therein. Upon exercise of your Pre-Funded Warrants purchased in this offering, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs on or after the exercise date.

Risks Related To Our Business and Operations

The COVID-19 pandemic has adversely affected, and is likely to continue to adversely affect, our business, results of operations and financial condition. In addition, similar risks related to health epidemics and other outbreaks or pandemics may adversely affect our business, results of operations and financial condition.

We face risks related to health epidemics and other outbreaks, including the global outbreak of the novel coronavirus and the disease caused by it, COVID-19. During 2020 and 2021, the spread of the novel coronavirus led to disruption and volatility in the global capital markets. If such disruption and volatility recurs, there could be an increase to our cost of capital and an adverse effect on our ability to access the capital markets. In addition, efforts to contain the COVID-19 pandemic led to travel restrictions, prohibitions on public gatherings and closures of dental offices and clinics throughout much of Europe and the United States. The ability of our salespeople to call on dental customers during these closures was greatly limited. In addition, most dental shows and workshops scheduled in 2020 were canceled, and many were moved to virtual gatherings in 2021. The full impact of the COVID-19 outbreak continues to evolve and the full magnitude that the pandemic may have on our financial condition, liquidity and future results of operations remains uncertain. There is no assurance that sales will return to normal levels during 2022 or at any time thereafter.

We have experienced net losses for each of the past three years, and we could experience additional losses and have difficulty achieving profitability in the future.

We had an accumulated deficit of $267.5 million as of December 31, 2021. We recorded net losses of $16.2 million, $16.8 million, and $17.9 million for the years ended December 31, 2021, 2020, and 2019, respectively. In order to achieve profitability, we must increase net revenue through new sales and control our costs. Failure to increase our net revenue and decrease our costs could cause our stock price to decline and could have a material adverse effect on our business, financial condition and results of operations.

We are vulnerable to continued global economic uncertainty and volatility in financial markets.

Our business is highly sensitive to changes in general economic conditions as a seller of capital equipment to end users in dental professional practices. Financial markets inside the United States and internationally have experienced extreme disruption in recent times, including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, and declining valuations of investments. We believe these disruptions are likely to have an ongoing adverse effect on the world economy. A continued economic downturn and financial market disruptions could have a material adverse effect on our business, financial condition and results of operations. Also, the imposition of economic sanctions on Russia as a result of the conflict in Ukraine could prevent us from performing existing contracts and pursuing new growth opportunities, which could adversely affect our business, financial condition and results of operations.

We may need to raise additional capital in the future, and if we are unable to secure adequate funds on terms acceptable to us, we could be unable to execute our business plan.

Even after this offering, we may need to raise additional funds through the issuance of equity or debt securities in the public or private markets, or through a collaborative arrangement or sale of assets. Additional financing opportunities may not be available to us, or if available, may not be on favorable terms. The availability of financing opportunities will depend, in part, on market conditions, and the outlook for our business. Any future issuance of equity securities or securities convertible into equity securities could result in substantial dilution to our stockholders, and the securities issued in such a financing could have rights, preferences or privileges senior to those of our common stock. In addition, if we raise additional funds through debt financing, we could be subject to debt covenants that place limitations on our operations. We could not be able to raise additional capital on reasonable terms, or at all, or we could use capital more rapidly than anticipated. If we cannot raise the required capital when needed, we may not be able to satisfy the demands of existing and prospective customers, we could lose revenue and market share and we may have to curtail our capital expenditures.

If we are unable to obtain sufficient capital in the future, we could have to curtail our capital expenditures. Any curtailment of our capital expenditures could result in a reduction in net revenue, reduced quality of our products, increased manufacturing costs for our products, harm to our reputation, or reduced manufacturing efficiencies and could have a material adverse effect on our business, financial condition and results of operations.

Our success depends, in part, on our relationships with, and the efforts of, third-party distributors.

We rely on exclusive and non-exclusive third-party distributors for a portion of our sales in North America and a majority of our sales in countries outside of the U.S. For the fiscal years ended December 31, 2021, 2020, and 2019, revenue from distributors accounted for approximately 35%, 29% and 33% of our total net revenue, respectively. Our distributors have significant discretion in determining the efforts and resources they apply to the sale of our products, and we face significant challenges and risks in expanding, training and managing our third-party distributors, particularly given their geographically dispersed operations. Our distributors may not commit the necessary resources to market and sell our products to the level of our expectations, and, regardless of the resources they commit, they may not be successful. From time to time, we may face competition or pricing pressure from one or more of our non-exclusive distributors in certain geographic areas where those distributors are selling inventory to the same customer base as us. Additionally, most of our distributor agreements can be terminated with limited notice, and we may not be able to replace any terminating distributor in a timely manner or on terms agreeable to us, if at all. If we are not able to maintain our distribution network, if our distribution network is not successful in marketing and selling our products, or if we experience a significant reduction in, cancellation, or change in the size and timing of orders from our distributors, our revenues could decline significantly and lead to an inability to meet operating cash flow requirements, which would have a material adverse effect on our business, financial condition and results of operations.

Dentists and patients have been hesitant to adopt laser technologies, and our inability to overcome this hesitation could limit the market acceptance of our products and our market share.

Our dental laser systems represent relatively new technologies in the dental market. Only a small percentage of dentists use lasers to perform dental procedures. Our future success will depend on our ability to increase demand for our products by demonstrating to a broad spectrum of dentists and patients the potential performance advantages of our laser systems over traditional methods of treatment and over competitive laser systems, and our inability to do so could have a material adverse effect on our business, financial condition and results of operations. Historically, we have experienced long sales cycles because dentists have been, and could continue to be, slow to adopt new technologies on a widespread basis. As a result, we generally are required to invest a significant amount of time and resources to educate dentists about the benefits of our products in comparison to competing products and technologies before completing a sale, if any.

Any failure in our efforts to train dental practitioners could result in the misuse of our products, reduce the market acceptance of our products and have a material adverse effect on our business, financial condition and results of operations.

There is a learning process involved for dental practitioners to become proficient users of our laser systems. It is critical to the success of our sales efforts to adequately train a sufficient number of dental practitioners. Convincing dental practitioners to dedicate the time and energy necessary for adequate training is challenging, and we cannot provide assurance that we will be successful in these efforts. If dental practitioners are not properly trained, they could misuse or ineffectively use our products, or could be less likely to appreciate our laser systems. This could also result in unsatisfactory patient outcomes, patient injury, negative publicity, FDA regulatory action, or lawsuits against us, any of which could negatively affect our reputation and sales of our laser systems.

If future data proves to be inconsistent with our clinical results or if competitors’ products present more favorable results our revenues could decline and our business, financial condition and results of operations could be materially and adversely affected.

If new studies or comparative studies generate results that are not as favorable as our clinical results, our revenues could decline. Additionally, if future studies indicate that our competitors’ products are more effective or safer than ours, our revenues could decline. Furthermore, dental practitioners could choose not to purchase our laser systems until they receive additional published long-term clinical evidence and recommendations from prominent dental practitioners that indicate our laser systems are effective for dental applications.

Our ability to use net operating loss carryforwards could be limited.

Section 382 of the Internal Revenue Code of 1986 (“IRC”) generally imposes an annual limitation on the amount of net operating loss carryforwards that may be used to offset taxable income when a corporation has undergone material changes in its stock ownership. In 2006, we completed an analysis to determine the applicability of the annual limitations imposed by IRC Section 382 caused by previous changes in our stock ownership and determined that such limitations should not be significant. Given our continued generation of losses since the 2006 study, we have not updated the study. However, we plan to update the study if we expect to utilize net operating loss carryforwards in any future year. If we experience an ownership change as defined in IRC Section 382, utilization of the net operating loss carryforwards, research and development credit carryforwards and other tax attributes, would be subject to an annual limitation under Section 382 of the IRC. In addition, our ability to utilize net operating loss carryforwards, research and development credit carryforwards and other tax attributes may be limited by other changes outside our control, such as changes to applicable tax law. Any limitation may result in the expiration of a portion of the net operating loss or research and development credit carryforwards before utilization. If we lose our ability to use net operating loss carryforwards, any income we generate will be subject to tax earlier than it would be if we were able to use net operating loss carryforwards, resulting in lower profits which could have a material adverse effect on our business, financial condition and results of operations.

We could incur problems in manufacturing our products.

In order to grow our business, we must expand our manufacturing capabilities to produce the systems and accessories necessary to meet any demand we may experience. We could encounter difficulties in increasing the production of our products, including problems involving production capacity and yields, quality control and assurance, component supply and shortages of qualified personnel. In addition, before we can begin to expand the commercial manufacture of our products, we must ensure that any such expansion of our manufacturing facilities, processes and quality systems, and the manufacture of our laser systems, will comply with FDA regulations governing facility compliance, quality control and documentation policies and procedures. In addition, our manufacturing facilities are subject to periodic inspections by the FDA, as well as various state agencies and foreign regulatory agencies. From time to time, we could expend significant resources in obtaining, maintaining and addressing our compliance with these requirements. Our success will depend in part upon our ability to manufacture our products in compliance with the FDA’s Quality System Regulation and other regulatory requirements. We have experienced quality issues with components of our products supplied by third parties, and we could continue to do so. Our future success depends on our ability to manufacture our products on a timely basis with acceptable manufacturing costs, while at the same time maintaining good quality control and complying with applicable regulatory requirements, and an inability to do so could have a material adverse effect on our product sales, cash collections from customers and our ability to meet operating cash flow requirements, which could have a material adverse effect on our business, financial condition and results of operations.

We could be subject to significant warranty obligations if our products are defective, which could have a material adverse effect on our business, financial condition and results of operations.

In manufacturing our products, we depend upon third parties for the supply of various components. Many of these components require a significant degree of technical expertise to design and produce. If we fail to adequately design, or if our suppliers fail to produce components to specification, or to comply with Quality System Regulation, or if the suppliers, or we, use defective materials or workmanship in the manufacturing process, the reliability and performance of our products will be compromised. We have experienced such non-compliance with manufacturing specifications in the past and could continue to experience such non-compliance in the future, which could lead to higher costs and reduced margins.

Our products could contain defects that cannot be repaired easily and inexpensively, and we have experienced in the past and could experience in the future some or all of the following:

•	loss of customer orders and delay in order fulfillment;

•	damage to our brand reputation;

•	increased cost of our warranty program due to product repair or replacement;

•	inability to attract new customers;

•	diversion of resources from our manufacturing and engineering and development departments into our service department; and

•	legal action.

Product liability claims against us could be costly and could harm our reputation.

The sale of dental and medical devices involves the risk of product liability claims against us. Claims could exceed our product liability insurance coverage limits. Our insurance policies are subject to various standard coverage exclusions, including damage to the product itself, losses from recall of our product, and losses covered by other forms of insurance such as workers compensation. We cannot be certain that we will be able to successfully defend any claims against us, nor can we be certain that our insurance will cover all liabilities resulting from such claims. In addition, we cannot provide assurance that we will be able to obtain such insurance in the future on terms acceptable to us, or at all. Regardless of merit or eventual outcome, any product liability claim brought against us could result in harm to our reputation, decreased demand for our products, costs related to litigation, product recalls, loss of revenue, an increase in our product liability insurance rates, or the inability to secure coverage in the future, and could have a material adverse effect on our business by reducing cash collections from customers and limiting our ability to meet our operating cash flow requirements.

Our suppliers may not supply us with a sufficient amount or adequate quality of materials, which could have a material adverse effect on our business, financial condition and results of operations.

Our business depends on our ability to obtain timely deliveries of materials, components and subassemblies of acceptable quality and in acceptable quantities from third-party suppliers. We generally purchase components and subassemblies from a limited group of suppliers through purchase orders, rather than written supply contracts. Consequently, many of our suppliers have no obligation to continue to supply us on a long-term basis. In addition, our suppliers manufacture products for a range of customers, and fluctuations in demand for the products those suppliers manufacture for others could affect their ability to deliver components for us in a timely manner. Moreover, our suppliers could encounter financial hardships, be acquired, or experience other business events unrelated to our demand for components, which could inhibit or prevent their ability to fulfill our orders and satisfy our requirements.

Certain components of our products, particularly specialized components used in our laser systems, are currently available only from a single source or limited sources. For example, the crystal, fiber and hand pieces used in our Waterlase systems are each supplied by a separate single supplier. Our dependence on single-source suppliers involves several risks, including limited control over pricing, availability, quality and delivery schedules.

If any of our suppliers cease to provide us with sufficient quantities of our components in a timely manner or on terms acceptable to us, or ceases to manufacture components of acceptable quality, we could incur manufacturing delays and sales disruptions while we locate and engage alternative qualified suppliers, and we might be unable to engage acceptable alternative suppliers on favorable terms. In addition, we could need to reengineer our components, which could require product redesign and submission to the FDA of a 510(k) application, which could significantly delay production. Any interruption or delay in the supply of components or materials, or our inability to obtain components or materials from alternate sources at acceptable prices in a timely manner, could impair our ability to meet the demand of our customers and cause them to cancel orders or switch to competitive procedures. We are continually in the process of identifying and qualifying alternate source suppliers for our key components. There can be no assurance, however, that we will successfully identify and qualify an alternate source supplier for any of our key components or that we could enter into an agreement with any such alternate source supplier on terms acceptable to us, or at all.

We have significant international sales and are subject to risks associated with operating internationally.

International sales comprise a significant portion of our net revenue, and we intend to continue to pursue and expand our international business activities. For the fiscal years ended December 31, 2021, 2020, and 2019, international sales accounted for approximately 35%, 29% and 40% of our net revenue, respectively. Political, economic and health conditions outside the United States, could make it difficult for us to increase our international revenue or to operate abroad. For example, efforts to contain the outbreak of COVID-19 in Asia and Europe included travel restrictions and closures of dental offices and clinics, significantly adversely impacting our international sales in 2020.

In addition, international operations are subject to many inherent risks, which could have a material adverse effect on our revenues and operating cash flow, including among others:

•	adverse changes in tariffs and trade restrictions;

•	political, social and economic instability and increased security concerns;

•	fluctuations in foreign currency exchange rates;

•	longer collection periods and difficulties in collecting receivables from foreign entities;

•	exposure to different legal standards;

•	transportation delays and difficulties of managing international distribution channels;

•	reduced protection for our intellectual property in some countries;

•	difficulties in obtaining domestic and foreign export, import and other governmental approvals, permits and licenses, and compliance with foreign laws;

•	the imposition of governmental controls;

•	unexpected changes in regulatory or certification requirements;

•	difficulties in staffing and managing foreign operations; and

•	potentially adverse tax consequences and the complexities of foreign value-added tax systems.

We believe that international sales will continue to represent a significant portion of our net revenue, and we intend to expand our international operations further. In international markets where our sales are denominated in U.S. dollars, an increase in the relative value of the dollar against the currency in such markets could indirectly increase the price of our products in those markets and result in a decrease in sales. We do not currently engage in any transactions as a hedge against risks of loss due to foreign currency fluctuations. However, we could do so in the future.

Security breaches of our information technology systems could harm our reputation and customer relationships. Such breaches could subject us to significant reputational, financial, legal and operational consequences.

We rely on information systems in our business to obtain, rapidly process, analyze and manage data. Any failure by us or our third-party service providers to prevent or mitigate security breaches and improper access to or disclosure of our data could lead to a material disruption of our information systems and loss of business information. In addition, computer malware, viruses, software vulnerabilities, social engineering (predominantly spear phishing attacks), ransomware and general hacking have become more prevalent in the business environment, have occurred on our systems in the past, and may occur on our systems in the future. Such an attack could result in, among other things: the theft, destruction, loss, unavailability, misappropriation or release of confidential data and intellectual property; operational or business delays; cyber extortion; liability for a breach of personal financial and health information belonging to our customers and their patients or to our employees; and damage to our reputation.

Any of these results could have a material adverse effect on our business due to the time and expense to respond to such an attack, recover data, and remediate information system weaknesses, each of which would disrupt our daily business operations. Further, such an attack would expose us to a risk of loss, regulatory investigations, or litigation and possible liability, including under laws that protect the privacy of personal information.

In December 2021, we experienced a cybersecurity attack that caused a brief network disruption and impacted certain systems. We have taken actions to strengthen our existing systems and implement additional prevention measures, but there is no assurance that such actions will be effective.

Our revenue and operating results fluctuate due to seasonality and other factors, so you should not rely on quarter-to-quarter comparisons of our operating results as an indication of our future performance.

Our revenue typically fluctuates from quarter to quarter due to a number of factors, many of which are beyond our control. Revenue in the first quarter typically is lower than average, and revenue in the fourth quarter typically is stronger than average due to the buying patterns of dental practitioners. We believe that this trend exists because a significant number of dentists purchase their capital equipment towards the end of the calendar year in order to maximize their practice earnings while seeking to minimize their taxes. They often use certain tax incentives, such as accelerated depreciation methods for purchasing capital equipment, as part of their year-end tax planning. In addition, revenue in the third quarter could be affected by vacation patterns, which can cause revenue to be flat or lower than in the second quarter of the year. Our historical seasonal fluctuations could also be impacted by sales promotions used by large dental distributors that encourage end-of-quarter and end-of-year buying in our industry.

The expenses we incur are based, in large part, on our expectations regarding future net revenue. Since many of our costs are fixed in the short term, we could be unable to reduce expenses quickly enough to avoid losses if we experience a decrease in expected net revenue. Accordingly, you should not rely on quarter-to-quarter comparisons of our operating results as an indication of our future performance.

Litigation against us could be costly and time-consuming to defend and could materially and adversely affect our business, financial condition and results of operations.

We are from time to time involved in various claims, litigation matters and regulatory proceedings incidental to our business, including claims for damages arising out of the use of our products or services and claims relating to intellectual property matters, employment matters, commercial disputes, competition, sales and trading practices, environmental matters, personal injury and insurance coverage. Some of these lawsuits include claims for punitive as well as compensatory damages. The defense of these lawsuits could divert our management’s attention, and we could incur significant expenses in defending these lawsuits. In addition, we could be required to pay damage awards or settlements or become subject to unfavorable equitable remedies. Moreover, any insurance or indemnification rights that we could have may be insufficient or unavailable to protect us against potential loss exposures.

Our manufacturing operations are consolidated primarily in one facility. A disruption at this facility could result in a prolonged interruption of our business and have a material adverse effect on our business, financial condition and results of operations.

Substantially all of our manufacturing operations are located at our facility in Corona, California, which is near known earthquake fault zones. Although we have taken precautions to safeguard our facilities including disaster recovery planning and off-site backup of computer data, a natural disaster such as an earthquake, fire, or flood, could seriously harm our facility and significantly disrupt our operations. Additionally, labor disputes, maintenance requirements, power outages, equipment failures, civil unrest, or terrorist attacks affecting our Corona, California facility could significantly disrupt our operations. Our business interruption insurance coverage may not cover all or any of our losses from natural disasters or other disruptions.

If we lose our key management personnel, or are unable to attract or retain qualified personnel, it could adversely affect our ability to execute our growth strategy.

Our success is dependent, in part, upon our ability to hire and retain management, engineers, marketing and sales personnel and technical, research and other personnel who are in high demand and are often subject to competing employment opportunities. Our success will depend on our ability to retain our current personnel and to attract and retain qualified personnel in the future. Competition for senior management, engineers, marketing and sales personnel and other specialized technicians is intense and we may not be able to retain our personnel. If we lose the services of any executive officers or key employees, our ability to achieve our business objectives could be harmed or delayed, which could have a material adverse effect on our daily operations, operating cash flows, results of operations, and ultimately share price. In general, our officers could terminate their employment at any time without notice for any reason.

Failure to meet covenants in our debt agreements could result in acceleration of our payment obligations thereunder, and we may not be able to find alternative financing.

Under the Credit Agreement dated November 9, 2018, as amended from time to time, between BIOLASE, Inc. and SWK Funding LLC (“SWK”), we are required to maintain a specified amount of consolidated unencumbered liquid assets as of the end of each fiscal quarter, and, if we fall below those levels, generate minimum levels of revenue as of the end of each period specified in the Credit Agreement and maintain specified levels of consolidated EBITDA as of the end of each period specified in the Credit Agreement. Our ability to comply with these covenants may be affected by factors beyond our control.

If we fail to comply with the covenants contained in the Credit Agreement or if the Required Lenders (as defined in the Credit Agreement) contend that we have failed to comply with these covenants or any other restrictions, it could result in an event of default under the Credit Agreement, which would permit or, in certain events, require SWK to declare all amounts outstanding thereunder to be immediately due and payable. There can be no assurances that we will be able to repay all such amounts or able to find alternative financing in an event of a default. Even if alternative financing is available in an event of a default under the Credit Agreement, it may be on unfavorable terms, and the interest rate charged on any new borrowings could be substantially higher than the interest rate under the Credit Agreement, thus adversely affecting cash flows, results of operations, and ultimately, our ability to meet operating cash flow requirements.

The restrictive covenants in the Credit Agreement and BIOLASE’s obligation to make debt payments under the Credit Agreement may limit our operating and financial flexibility and may adversely affect the Company’s business, financial condition and results of operations.

The Credit Agreement imposes operating and financial restrictions and covenants, which may limit or prohibit our ability to, among other things:

•	incur additional indebtedness;

•	make investments, including acquisitions;

•	create liens;

•	make dividends, distributions or other restricted payments;

•	effect affiliate transactions;

•	enter into mergers, divisions, consolidations or sales of substantially all of our or our subsidiaries’ assets;

•	change business activities and issue equity interests; or

•	sell material assets (without using the proceeds thereof to repay the obligations under the Credit Agreement).

In addition, we are required to comply with certain financial covenants under the Credit Agreement as described above.

Such restrictive covenants in the Credit Agreement and our repayment obligations under the Credit Agreement could have adverse consequences to us, including:

•	limiting our ability to use cash;

•	limiting our flexibility in operating our business and planning for, or reacting to, changes in our business and our industry;

•

requiring the dedication of a substantial portion of any cash flow from operations to the payment of principal of, and interests on, the indebtedness, thereby reducing the availability of such cash flow to fund our operations, working capital, capital expenditures, future business opportunities and other general corporate purposes;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

•	limiting our ability to obtain additional financing;

•	limiting our ability to adjust to changing market conditions; and

•	placing us at a competitive disadvantage relative to our competitors who are less highly leveraged.

If we fail to comply with the terms of the Credit Agreement and there is an event of default, the creditor(s) may foreclose upon the assets securing our obligations thereunder.

To secure the performance of our obligations under the Credit Agreement, we granted SWK security interests in substantially all of the assets of BIOLASE and certain of our foreign and domestic subsidiaries. Our failure to comply with the terms of the Credit Agreement could result in an event of default thereunder. In that event, SWK will have the option to (and, in certain circumstances, will have the obligation to) foreclose on the assets of BIOLASE and certain of our subsidiaries pledged as collateral under the Credit Agreement or the other documents executed in connection with the Credit Agreement. The foreclosure on the Company’s assets could severely and negatively impact our business, financial condition and results of operations.

If we fail to comply with the reporting obligations of the Exchange Act and Section 404 of the Sarbanes-Oxley Act, or if we fail to maintain adequate internal control over financial reporting, our business, financial condition and results of operations, and investors’ confidence in us, could be materially and adversely affected.

As a public company, we are required to comply with the periodic reporting obligations of the Exchange Act, including preparing annual reports, quarterly reports and current reports. Our failure to prepare and disclose this information in a timely manner and meet our reporting obligations in their entirety could subject us to penalties under federal securities laws and regulations of NASDAQ expose us to lawsuits, and restrict our ability to access financing on favorable terms, or at all.

In addition, pursuant to Section 404 of the Sarbanes-Oxley Act, we are required to evaluate and provide a management report of our systems of internal control over financial reporting. During the course of the evaluation of our internal control over financial reporting, we could identify areas requiring improvement and could be required to design enhanced processes and controls to address issues identified through this review. This could result in significant delays and costs to us and require us to divert substantial resources, including management time, from other activities.

Any failure to maintain compliance with the requirements of Section 404 on a timely basis could result in the loss of investor confidence in the reliability of our financial statements, which in turn could, negatively impact the trading price of our stock, and adversely affect investors’ confidence in the Company and our ability to access capital markets for financing.

Risks Related to Our Intellectual Property

If the patents that we own or license, or our other intellectual property rights, do not adequately protect our technologies, we could lose market share to our competitors and be unable to operate our business profitably.

Our future success depends, in part, on our ability to obtain and maintain patent protection for our products and technology, to preserve our trade secrets and to operate without infringing the intellectual property of others. We rely on patents to establish and maintain proprietary rights in our technology and products. We currently possess a number of issued patents and patent applications with respect to our products and technology. However, we cannot ensure that any additional patents will be issued, that the scope of any patent protection will be effective in helping us address our competition, or that any of our patents will be held valid if subsequently challenged. It is also possible that our competitors could independently develop similar or more desirable products, duplicate our products, or design products that circumvent our patents. The laws of foreign countries may not protect our products or intellectual property rights to the same extent as the laws of the United States. In addition, there have been recent changes in the patent laws and rules of the U.S. Patent and Trademark Office, and there could be future proposed changes that, if enacted, have a significant impact on our ability to protect our technology and enforce our intellectual property rights. If we fail to protect our intellectual property rights adequately, our competitive position could be adversely affected, and there could be a material adverse effect on our business, financial condition and results of operations.

If third parties claim that we infringe their intellectual property rights, we could incur liabilities and costs and have to redesign or discontinue selling certain products, which could have a material adverse effect on our business, financial condition and results of operations.

We face substantial uncertainty regarding the impact that other parties’ intellectual property positions will have on dental and other medical laser applications. The medical technology industry has in the past been characterized by a substantial amount of litigation and related administrative proceedings regarding patents and intellectual property rights. From time to time, we have received, and we expect to continue to receive, notices of claims of infringement, misappropriation, or misuse of other parties’ proprietary rights. Some of these claims could lead to litigation. We may not prevail in any future intellectual property infringement litigation given the complex technical issues and inherent uncertainties in litigation. Any claims, with or without merit, could be time-consuming and distracting to management, result in costly litigation, or cause product shipment delays. Adverse determinations in litigation could subject us to significant liability and could result in the loss of proprietary rights. A successful lawsuit against us could also force us to cease selling or redesign products that incorporate the infringed intellectual property. Additionally, we could be required to seek a license from the holder of the intellectual property to use the infringed technology, and we may not be able to obtain a license on acceptable terms, or at all.

Risks Related to Our Regulatory Environment

Changes in government regulation, failure to comply with government regulation or the inability to obtain or maintain necessary government approvals could have a material adverse effect on our business, financial condition and results of operations.

Our products are subject to extensive government regulation, both in the United States and globally in other countries. To clinically test, manufacture and market products for human use, we must comply with regulations and safety standards set by the FDA and comparable state and foreign agencies. Regulations adopted by the FDA are wide-ranging and govern, among other things, product design, development, manufacture and control testing, labeling control, storage, advertising, marketing and sales. Generally, products must meet regulatory standards as safe and effective for their intended use before being marketed for human applications. The clearance and approval process is expensive, time-consuming and uncertain. Failure to comply with applicable regulatory requirements of the FDA can result in an enforcement action, which could include a variety of sanctions, including fines, injunctions, civil penalties, recall or seizure of our products, operating restrictions, partial suspension, or total shutdown of production and criminal prosecution. The failure to receive or maintain requisite approvals for the use of our products or processes, or significant delays in obtaining such clearances or approvals, could prevent us from developing, manufacturing and marketing products and services necessary for us to remain competitive.

If we develop new products and applications or make any significant modifications to our existing products or labeling, we will need to obtain additional regulatory clearances or approvals. Any modification that could significantly affect a product’s safety or effectiveness, or that would constitute a change in its intended use, will require a new FDA 510(k) clearance. The FDA requires each manufacturer to make this determination initially, but the FDA can review any such decision and can disagree with a manufacturer’s determination. If the FDA disagrees with a manufacturer’s determination, the FDA can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or PMA is obtained. If 510(k) clearance is denied and a PMA application is required, we could be required to submit substantially more data and conduct human clinical testing and would very likely be subject to a significantly longer review period.

Products sold in international markets are also subject to the regulatory requirements of each respective country or region. The regulations of the European Union require that a device have the CE Mark, indicating conformance with European Union laws and regulations before it can be marketed in the European Union. The regulatory international review process varies from country to country. We rely on our distributors and sales representatives in the foreign countries in which we market our products to comply with the regulatory laws of such countries. Failure to comply with the laws of such countries could prevent us from continuing to sell products in such countries. In addition, unanticipated changes in existing regulatory requirements or the adoption of new requirements could impose significant costs and burdens on us, which could increase our operating expenses.

Changes in health care regulations in the U.S. and elsewhere could adversely affect the demand for our products as well as the way in which we conduct our business and operations. For example, in 2010, President Obama signed the Affordable Care Act into law, which included various reforms impacting Medicare coverage and reimbursement, including revision to prospective payment systems, any of which could adversely impact any Medicare reimbursements received by our end-user customers. New legislation may be enacted as President Biden and Congress consider further reform. In addition, as a result of the focus on health care reform, there is risk that Congress could implement changes in laws and regulations governing health care service providers, including measures to control costs, and reductions in reimbursement levels. We cannot be sure that government or private third-party payers will cover and reimburse the procedures using our products, in whole or in part, in the future, or that payment rates will be adequate. If providers cannot obtain adequate coverage and reimbursement for our products, or the procedures in which they are used, our business, results of operations and financial condition could suffer.

We could be subject to or otherwise affected by federal and state health care laws, including fraud and abuse and health information privacy and security laws, and we could face substantial penalties if we are unable to fully comply with such regulations.

We are directly or indirectly, through our customers, subject to extensive regulation by both the federal government and the states and foreign countries in which we conduct our business. If our past or present operations are found to be in violation of governmental laws or regulations to which we or our customers are subject, we may be subject to penalties, including civil, criminal and administrative penalties, damages, fines, disgorgement, individual imprisonment, possible exclusion from participation in federal and state funded healthcare programs, contractual damages and the curtailment or restricting of our operations, as well as additional reporting obligations and oversight if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws. This could harm our ability to operate our business and our financial results. If we are required to obtain permits or licensure under these laws that we do not already possess, we could become subject to substantial additional regulation or incur significant expense. Any penalties, damages, fines, or curtailment or restructuring of our operations could be significant. The risk of potential non-compliance is increased by the fact that many of these laws have not been fully interpreted by applicable regulatory authorities or the courts, and their provisions are open to a variety of interpretations and additional legal or regulatory change. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business, damage our reputation and cause a material adverse effect on sales, cash collections and our ability to meet operating cash flow requirements.

Changes to the reimbursement rates for procedures performed using our products and measures to reduce healthcare costs may adversely impact our business.

Dentists and other health care providers that purchase and use our products may rely on third-party payers, including Medicare, Medicaid, and private payers to cover and reimburse all or part of the cost of the procedures performed using our products. As a result, coverage and reimbursement of the procedures using our products is dependent in part on the policies of these payers. There is a significant trend in the healthcare industry by public and private payers to contain or reduce their costs, including by taking the following steps, among others: decreasing the portion of costs payers will cover, ceasing to provide full payment for certain products or procedures depending on outcomes, or not covering certain products or procedures at all. If payers implement any of the foregoing with respect to our procedures performed using our products, it would have an adverse impact on our revenue and results of operations.

There have been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal and state levels directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. We cannot predict the initiatives that may be adopted in the future. Any reduction in reimbursement rates for dental procedures using our products may adversely affect our customers’ businesses and cause them to enact cost reduction measures, which could result in reduced demand for our product or additional pricing pressures.

We could be exposed to liabilities under the FCPA, and any determination that we violated the FCPA could have a material adverse effect on our business, financial condition and results of operations.

In light of our operations outside the United States, we are subject to the FCPA, which generally prohibits companies and their intermediaries from offering to pay, promising to pay, or authorizing the payment of money or anything of value to non-U.S. officials for the purpose of influencing any act or decision of the foreign official in his/her capacity or to secure any other improper advantage to obtain or retain business. Violation of the anti-bribery provisions of the FCPA can result in criminal fines of up to $2 million and civil penalties of up to $23,011 for each violation. Individuals, including officers, directors, stockholders and agents of companies, can be subject to a criminal fine of up to $250,000 and imprisonment, in addition to civil penalties of up to $23,011, per violation. Also, under the alternative fines provision of the FCPA an individual or entity can be fined an amount of up to twice the gross pecuniary gain or loss from a violation. We could be held liable for actions taken by our distributors in violation of the FCPA, even though such partners are foreign companies that may not be subject to the FCPA. Any determination that we violated the FCPA could result in sanctions that could have a material adverse effect on our business, financial condition and results of operations.

Product sales or introductions could be delayed or canceled as a result of the FDA regulatory requirements applicable to laser products, dental devices, or both, which could cause our sales or profitability to decline and have a material adverse effect on our business, financial condition and results of operations.

The process of obtaining and maintaining regulatory approvals and clearances to market a medical device from the FDA and similar regulatory authorities abroad can be costly and time-consuming, and we cannot provide assurance that such approvals and clearances will be granted. Pursuant to FDA regulations, unless exempt, the FDA permits commercial distribution of a new medical device only after the device has received 510(k) clearance or is the subject of an approved PMA. The FDA will clear marketing of a medical device through the 510(k) process if it is demonstrated that the new product is substantially equivalent to other 510(k)-cleared products. The PMA process is more costly, lengthy and uncertain than the 510(k) process, and must be supported by extensive data, including data from preclinical studies, and human clinical trials. Because we cannot provide assurance that any new products, or any product enhancements, that we develop will be subject to the shorter 510(k) clearance process, significant delays in the introduction of any new products or product enhancement could occur. We cannot provide assurance that the FDA will not require a new product or product enhancement to go through the lengthy and expensive PMA process. Delays in obtaining regulatory clearances and approvals could:

•	delay or eliminate commercialization of products we develop;

•	require us to perform costly additional procedures;

•	diminish any competitive advantages that we may attain; and

•	reduce our ability to collect revenues or royalties.

Although we have obtained 510(k) clearance from the FDA to market our dental laser systems, we cannot provide assurance that we will not be required to obtain new clearances or approvals for modifications or improvements to our products.

Our marketed products may be used by healthcare practitioners for indications that are not cleared or approved by the FDA. If the FDA finds that we marketed our products in a manner that promoted off-label use, we may be subject to civil or criminal penalties.

Under the United States Federal Food, Drug, and Cosmetic Act and other laws, we are prohibited from promoting our products for off-label uses. This means that we may not make claims about the use of any of our marketed medical device products outside of their approved or cleared indications, and that our website, advertising, promotional materials and training methods and materials may not promote or encourage unapproved uses. Note, however, that the FDA does not generally restrict healthcare providers from prescribing products for off-label uses (or using products in an off-label manner) in their practice of medicine. Should the FDA determine that our activities constitute the promotion of off-label uses, the FDA could bring action to prevent us from distributing our devices for the off-label use and could impose fines and penalties on us and our executives. In addition, failure to follow FDA rules and guidelines relating to promotion and advertising can result in, among other things, the FDA’s refusal to approve or clear other products in our pipeline, the withdrawal of an approved product from the market, product recalls, fines, disgorgement of profits, operating restrictions, injunctions, or criminal prosecutions. Any of these adverse regulatory actions could result in substantial costs and could significantly and adversely impact our reputation and divert management’s attention and resources, which could have a material adverse effect on our business.

Our products are subject to recalls and other regulatory actions after receiving FDA clearance or approval.

The FDA and similar governmental bodies in other countries have the authority to require the recall of our products in the event of material deficiencies or defects in design or manufacture. A government mandated or voluntary recall by us could occur as a result of component failures, manufacturing errors, or design defects, including errors in labeling or other safety issues. Any recall would divert management’s attention and financial resources and harm our reputation with customers. Any recall involving our laser systems would be particularly harmful to us, because our laser systems comprise such an important part of our portfolio of products. However, any recall could have a material adverse effect on our business, financial condition and results of operations.

If we or our third-party manufacturers fail to comply with the FDA’s QSR, our business would suffer.

We and our third-party manufacturers are required to demonstrate and maintain compliance with the FDA’s QSR. The QSR is a complex regulatory scheme that covers the methods and documentation of the design, testing, control, manufacturing, labeling, quality assurance, packaging, storage and shipping of our product. The FDA enforces the QSR through periodic unannounced inspections. We anticipate that in the future we will be subject to such inspections. Our failure, or the failure of our third-party manufacturers, to take satisfactory corrective action in response to an adverse QSR inspection could result in enforcement actions, including a public warning letter, a shutdown of our manufacturing operations, a recall of our product, civil or criminal penalties, or other sanctions, which could have a material adverse effect on our business, financial condition and results of operations.

If our product causes or contributes to a death or a serious injury, or malfunctions in certain ways, we will be subject to medical device reporting regulations, which can result in voluntary corrective actions or agency enforcement actions.

Under the FDA’s medical device reporting regulations, medical device manufacturers are required to report to the FDA information that a device has or may have caused or contributed to a death or serious injury or has malfunctioned in a way that would be likely to cause or contribute to death or serious injury if the malfunction of the device were to recur. If we fail to report these events to the FDA within the required timeframes, or at all, the FDA could take enforcement action against us. Any such adverse event involving our devices could result in future voluntary corrective actions, such as recalls or customer notifications, or agency action, such as inspection or enforcement action. Any corrective action, whether voluntary or involuntary, as well as mounting a defense to a legal action, if one were to be brought, would require the dedication of our time and capital, distract management from operating our business, and could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Stock

Failure to meet NASDAQ’s continued listing requirements could result in the delisting of our common stock, negatively impact the price of our common stock and negatively impact our ability to raise additional capital.

We have received deficiency letters from NASDAQ in the past. For example, on May 24, 2021 and December 3, 2019 we received deficiency letters from NASDAQ’s Listing Qualifications Department (the “Staff”), notifying us that we violated the continued listing requirements of NASDAQ Listing Rule 5550(a)(2) (the “Minimum Bid Price Rule”), which requires that BIOLASE common stock maintain a minimum bid price of at least $1.00 per share, and on March 31, 2020, we received a deficiency letter from NASDAQ notifying us that, based on the Company’s stockholders’ equity of $377,000 as of December 31, 2019, as reported in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, we were no longer in compliance with the minimum stockholders’ equity requirement for continued listing on NASDAQ under NASDAQ Listing Rule 5550(b)(1), which requires listed companies to maintain stockholders’ equity of at least $2.5 million.

As of the date of this prospectus supplement, we are in compliance with NASDAQ Listing Rule 5550(b)(1) and the Minimum Bid Price Rule. However, in the future if we fail to comply with NASDAQ Listing Rule 5550(b)(1) and the Minimum Bid Price Rule, our common stock may be subject to delisting. If that were to occur, our common stock would be subject to rules that impose additional sales practice requirements on broker-dealers who sell our securities. The additional burdens imposed upon broker-dealers by these requirements could discourage broker-dealers from effecting transactions in our common stock. This would adversely affect the ability of investors to trade our common stock and would adversely affect the value of our common stock. These factors could contribute to lower prices and larger spreads in the bid and ask prices for our common stock.

Our stock price has been, and could continue to be, volatile.

There has been significant volatility in the market price and trading volume of equity securities, which may be unrelated to the financial performance of the companies issuing the securities. These broad market fluctuations could negatively affect the market price of our stock. The market price and volume of our common stock could fluctuate, and in the past has fluctuated, more dramatically than the stock market in general. During the 12 months ended December 31, 2021, the market price of our common stock has ranged from a high of $1.50 per share to a low of $0.38 per share. Stockholders may not be able to resell their shares at or above the price they paid for them due to fluctuations in the market price of our stock caused by changes in our operating performance or prospects or other factors. Some factors, in addition to the other risk factors identified above, that could have a significant effect on our stock market price include but are not limited to the following:

•	actual or anticipated fluctuations in our operating results or future prospects;

•	our announcements or our competitors’ announcements of new products;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	changes in accounting standards, policies, guidance, interpretations, or principles;

•	changes in our growth rates or our competitors’ growth rates;

•	developments regarding our patents or proprietary rights or those of our competitors;

•	our inability to raise additional capital as needed;

•	concerns or allegations as to the safety or efficacy of our products;

•	changes in financial markets or general economic conditions;

•	sales of stock by us or members of our management team, our Board, our significant stockholders, or certain institutional stockholders; and

•	changes in stock market analyst recommendations or earnings estimates regarding our stock, other comparable companies or our industry generally.

Stockholders could experience substantial dilution of their investment as a result of future sales of our equity, subsequent exercises of our outstanding warrants and options, or the future grant of equity by us.

We may choose to raise additional capital from time to time, even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional funds through the future sale of equity or convertible securities, the issuance of such securities will result in dilution to our stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in the offering. Investors purchasing shares or other securities in the future could have rights superior to existing stockholders.

In addition, stockholders could experience substantial dilution of their investment as a result of subsequent exercises of outstanding warrants and outstanding options and vesting of restricted stock units issued as compensation for services performed by employees, directors, consultants and others, warrants issued in past sales of our equity, or the grant of future equity-based awards. As of December 31, 2021, an aggregate of 4.7 million shares of common stock were reserved for issuance under our equity incentive plans, 1.1 million of which were subject to options outstanding as of that date and 3.6 million of which were subject to restricted stock units outstanding or expected to be issued as of that date. In addition, as of December 31, 2021, 17.9 million shares of our common stock were subject to warrants at a weighted-average exercise price of $0.80 per share. Additionally, as of December 31, 2021, 251 shares of Series F Preferred Stock were convertible into 0.6 million shares of our common stock if converted. To the extent that outstanding warrants or options are exercised or the convertible preferred stock is converted, our existing stockholders could experience dilution.

We rely heavily on equity awards to motivate current employees and to attract new employees. The grant of future equity awards by us to our employees and other service providers could further dilute our stockholders’ interests in the Company.

Because we do not intend to pay cash dividends, our stockholders will benefit from an investment in our common stock only if it appreciates in value.

We intend to retain our future earnings, if any, to finance the expansion of our business and do not expect to pay any cash dividends in the foreseeable future. As a result, the success of an investment in our common stock will depend entirely upon any future appreciation. There is no guarantee that our common stock will appreciate in value or even maintain the price at which our stockholders purchased their shares.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our share price and trading volume could decline.

The trading market for our common stock will depend on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. There can be no assurance that analysts will cover us or provide favorable coverage. If one or more of the analysts who cover us downgrade our stock or change their opinion of our stock, our share price would likely decline. If one or more of these analysts cease coverage of the Company or fail to regularly publish reports on the Company, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $5.8 million, after deducting the placement agents’ fees and the estimated offering expenses payable by us.

The precise amount and timing of the application of such net proceeds will depend upon our funding requirements and the availability and cost of other funds. Our Board and management will have considerable discretion in the application of the net proceeds from this offering, and it is possible that we may allocate the proceeds differently than investors in the offering may desire or that we may fail to maximize the return on these proceeds. You will be relying on the judgment of our management with regard to the use of proceeds from this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately.

We intend to use the proceeds of this offering for working capital, to repay $1.0 million of outstanding indebtedness under a Credit Agreement that we entered into in November 2018 with SWK, pursuant to which we have borrowed $14.3 million (“SWK Loan”) as of March 31, 2022, and for general corporate purposes. The SWK Loan matures in May 2025 and bears interest of 9.0% plus a LIBOR floor of 1.25% or another index that approximates LIBOR as close as possible if and when LIBOR no longer exists.

We may temporarily invest the net proceeds in short-term, interest-bearing instruments or other investment-grade securities.

DIVIDEND POLICY

We have not declared or paid dividends to stockholders since inception and do not plan to pay cash dividends in the foreseeable future. We currently intend to retain earnings, if any, to finance our growth.

SELECTED FINANCIAL INFORMATION

At the 2022 Annual Meeting, our stockholders approved an amendment to our certificate of incorporation to effect the Reverse Stock Split of our common stock, at a ratio ranging from one-for-two (1:2) to one-for-twenty-five (1:25), with the final ratio to be determined by our Board. Immediately after the 2022 Annual Meeting, our Board approved a one-for-twenty-five (1:25) reverse stock split of the outstanding shares of our common stock. On April 28, 2022, we filed the Amendment to our certificate of incorporation with the Secretary of State of the State of Delaware to effect the Reverse Stock Split, effective as of 11:59 p.m. on April 28, 2022. The Amendment did not change the number of authorized shares of our common stock.

Net loss per share attributable to common stockholders, basic and diluted, has been derived from the audited financial statements of the Company contained in its Annual Report on Form 10-K for the years ended December 31, 2021, 2020 and 2019, except that the net loss per share attributable to common stockholders, basic and diluted, have been revised to reflect the new shares issued based on the reverse stock split ratio discussed above, as shown below.

The historical financial information set forth below may not be indicative of our future performance and should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and notes to those statements included in our Annual Report on Form 10-K for the year ended December 31, 2021, and any future filings or other reports we may file with the SEC.

AS REPORTED

	Years Ended December 31,
(in thousands, except per share data)	2021	2020	2019
Net loss attributable to common stockholders	$(16,704)	$(34,207)	$(17,855)
Net loss per share attributable to common stockholders – basic and diluted	$(0.11)	$(0.56)	$(0.77)
Shares used in the calculation of net loss per share – basic and diluted	147,746	61,136	23,201

AS ADJUSTED FOR THE 1:25 REVERSE STOCK SPLIT (UNAUDITED)

	Years Ended December 31,
(in thousands, except per share data)	2021	2020	2019
Net loss attributable to common stockholders	$(16,704)	$(34,207)	$(17,855)
Net loss per share attributable to common stockholders – basic and diluted	$(2.83)	$(13.99)	$(19.24)
Shares used in the calculation of net loss per share – basic and diluted	5,910	2,445	928

DILUTION

Purchasers of shares of our common stock or Pre-Funded Warrants in this offering will experience an immediate dilution of the net tangible book value per share of our common stock. Our net tangible book value as of March 31, 2022 was approximately $17.7 million or $2.863 per share of our common stock (based upon 6.2 million shares of our common stock outstanding as of that date). Net tangible book value per share is equal to our total tangible assets less our total liabilities, divided by the number of shares of our outstanding common stock.

Dilution per share of common stock equals the difference between the amount paid by purchasers of common stock in this offering (ascribing no value to the Purchase Warrants) and the net tangible book value per share of our common stock immediately after this offering.

Based on the sale by us in this offering of 678,745 shares of common stock at an offering price of $4.625 per share and 726,660 Pre-Funded Warrants at an offering price of $4.624 per Pre-Funded Warrant (assuming no exercise of the Purchase Warrants issued in the concurrent private placement), after deducting estimated offering expenses and placement agent’s fees and expenses payable by us, our pro forma net tangible book value as of March 31, 2022 would have been approximately $23.5 million, or $3.097 per share of our common stock. This represents an immediate increase in pro forma net tangible book value to existing stockholders of $0.234 per share of our common stock and an immediate dilution to purchasers in this offering of $1.528 per share of our common stock.

The following table illustrates this per-share of our common stock dilution:
Offering price per share of common stock	$4.625
Net tangible book value per share as of March 31, 2022	$2.863
Increase in net tangible book value per share attributable to this offering	$0.234

Pro forma net tangible book value per share as of March 31, 2022 after giving effect to this offering	$3.097

Dilution per share to the new investors in this offering	$1.528

The information above is as of March 31, 2022 and excludes, as of that date (vested and unvested):

•	71,930 shares of our common stock issuable upon the exercise of stock options, with a weighted-average exercise price of $62.32 per share;

•	155,168 shares of our common stock issuable upon the settlement of outstanding restricted stock units;

•	719,821 shares of our common stock issuable upon the exercise of outstanding warrants, with a weighted-average exercise price of $19.98 per share;

•

414,990 shares of our common stock that may be issued, at the sole discretion of our board of directors, upon the settlement of outstanding phantom restricted stock units, which may also be settled, at the sole discretion of our board of directors, in cash;

•

38,692 shares of our common stock that may be issued, at the sole discretion of our board of directors, upon the settlement of outstanding stock appreciation rights, which may also be settled, at the sole discretion of our board of directors, in cash; and

•	1,405,405 shares of common stock issuable upon exercise of the Purchase Warrants being issued in the concurrent private placement.

DESCRIPTION OF PRE-FUNDED WARRANTS

The following summary of certain terms and provisions of the Pre-Funded Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of, the Pre-Funded Warrants. You should carefully review the terms and provisions of the form of the Pre-Funded Warrant for a complete description of the terms and conditions of the Pre-Funded Warrants.

The term “pre-funded” refers to the fact that the purchase price of our common stock in this offering includes almost the entire exercise price that will be paid under the Pre-Funded Warrants, except for a nominal remaining exercise price of $0.001. The purpose of the Pre-Funded Warrants is to enable investors that may have restrictions on their ability to beneficially own more than 4.99% (or, upon election of the holder, 9.99%) of our outstanding common stock following the consummation of this offering the opportunity to invest capital into our company without triggering their ownership restrictions, by receiving Pre-Funded Warrants in lieu of our common stock which would result in such ownership of more than 4.99% (or 9.99%), and receive the ability to exercise their option to purchase the shares underlying the Pre-Funded Warrants at such nominal price at a later date.

Duration and Exercise Price. The Pre-Funded Warrants offered hereby will entitle the holder thereof to purchase up to an aggregate of 726,660 shares of our common stock at a nominal exercise price of $0.001 per share, commencing immediately on the date of issuance, expected to be June 30, 2022 until exercised in full. In lieu of making the cash payment otherwise contemplated to be made to us upon the exercise of a Pre-Funded Warrant in payment of the aggregate exercise price, the holder may, in its sole discretion, elect to exercise the Pre-Funded Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the Pre-Funded Warrant. If we do not issue the shares in a timely fashion, the Pre-Funded Warrant contains certain damages provisions. No fractional common shares will be issued in connection with the exercise of a Pre-Funded Warrant. The Pre-Funded Warrants will be issued separately from the common stock and may be transferred separately immediately thereafter.

Exercise Limitation. The holder will not have the right to exercise any portion of the Pre-Funded Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. However, the holder may increase or decrease such percentage, provided that any increase will not be effective until the 61st day after such election.

Exercise Price Adjustment. The exercise price of the Pre-Funded Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability. Subject to applicable laws, the Pre-Funded Warrants may be offered for sale, sold, transferred, or assigned without our consent.

Exchange Listing. There is no established trading market for the Pre-Funded Warrants, and we do not expect a market to develop. in addition, we do not intend to apply for the listing of the Pre-Funded Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the Pre-Funded Warrants will be limited.

Fundamental Transactions. Subject to certain exceptions, if a fundamental transaction occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the Pre-Funded Warrants with the same effect as if such successor entity had been named in the pre-funded warrant itself. If holders of our Common Stock are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the pre-funded warrant following such fundamental transaction.

Rights as a Stockholder. Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a Pre-Funded Warrants does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Pre-Funded Warrant.

PRIVATE PLACEMENT TRANSACTION

Concurrently with the sale of common stock in this offering, we will issue and sell to the investor in this offering Purchase Warrants to purchase up to an aggregate of 1,405,405 shares of common stock at an exercise price equal to $4.625 per share.

The Purchase Warrants and the shares of common stock issuable upon the exercise of such warrants are not being registered under the Securities Act, are not being offered pursuant to this prospectus supplement and the accompanying prospectus and are being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder. Accordingly, purchasers may only sell shares of common stock issued upon exercise of the Purchase Warrants pursuant to an effective registration statement under the Securities Act covering the resale of those shares, an exemption under Rule 144 under the Securities Act or another applicable exemption under the Securities Act.

Exercisability. Purchase Warrants are exercisable for a period of five and a half years commencing June 30, 2022 and expiring December 30, 2027. The Purchase Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of common stock underlying such warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. If a registration statement registering the issuance of the shares of common stock underlying the Purchase Warrants under the Securities Act is not effective or available, the holder may, in its sole discretion, elect to exercise the Purchase Warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in such warrant.

Exercise Limitation. A holder will not have the right to exercise any portion of the Purchase Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of such warrants. However, any holder may increase or decrease such percentage, provided that any increase will not be effective until the 61st day after such election.

Exercise Price Adjustment. The exercise price of the Purchase Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Exchange Listing. There is no established trading market for Purchase Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Purchase Warrants on any national securities exchange or other trading market.

Fundamental Transactions. If a fundamental transaction occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the Purchase Warrants with the same effect as if such successor entity had been named in the warrant itself. If holders of our common stock are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the Purchase Warrants following such fundamental transaction. In addition, the successor entity, at the request of warrant holders, will be obligated to purchase any unexercised portion of the Purchase Warrants in accordance with the terms of such warrants.

Rights as a Stockholder. Except as otherwise provided in the Purchase Warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a Purchase Warrants will not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises such warrant.

Resale/Registration Rights. We are required within 45 days of the offering to file a registration statement providing for the resale of the shares of common stock issued and issuable upon the exercise of the Purchase Warrants. We are required to use commercially reasonable efforts to cause such registration to become effective within 121 days of the date of issuance, subject to certain exceptions, and to keep such registration statement effective at all times until no investor owns any Purchase Warrants or shares issuable upon exercise thereof.

PLAN OF DISTRIBUTION

Maxim Group LLC, The Benchmark Company LLC and Lake Street Capital Markets, LLC have agreed to act as the exclusive placement agents in connection with this offering subject to the terms and conditions of the placement agency agreement dated June 27, 2022. We refer to Maxim Group LLC, The Benchmark Company LLC and Lake Street Capital Markets, LLC as the placement agents. The placement agents are not purchasing or selling any of the shares of our common stock or Pre-Funded Warrants offered by this prospectus supplement, nor are they required to arrange the purchase or sale of any specific number or dollar amount of shares of our common stock or Pre-Funded Warrants but the placement agents have agreed to use their reasonable best efforts to arrange for the sale of all of the shares of our common stock and Pre-Funded Warrants offered hereby. Therefore, we will enter into a securities purchase agreement directly with investors in connection with this offering and we may not sell the entire amount of shares of our common stock or Pre-Funded Warrants offered pursuant to this prospectus supplement. We will make offers only to a limited number of institutional accredited investors. Maxim Group LLC, The Benchmark Company LLC and Lake Street Capital Markets, LLC are also acting as the placement agent for the private placement transaction and are being paid a fee related to the placement of the Purchase Warrants.

We have agreed to indemnify the placement agents against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the placement agents may be required to make in respect thereof.

Pursuant to the terms of the securities purchase agreement, from the date hereof until 90 days after the closing date of this offering, we may not issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of common stock or common stock equivalents, subject to certain exceptions set forth in the securities purchase agreement.

In addition, we have also agreed with the purchasers of our common stock, Pre-Funded Warrants and Purchase Warrants, subject to certain exceptions, from the date of this prospectus supplement until one year after the closing date of this offering, that we will not effect or enter into an agreement to effect a “Variable Rate Transaction” as defined in the securities purchase agreement to be entered into with each purchaser.

Fees and Expenses

We have agreed to pay the placement agents a placement agent fee equal to 7.0% of the aggregate purchase price of the shares of our common stock and Pre-Funded Warrants sold in this offering. The following table shows the per share and total cash placement agents’ fees we will pay to the placement agents in connection with the sale of the shares of our common stock and Pre-Funded Warrants offered pursuant to this prospectus supplement and the accompanying prospectus, assuming the purchase of all of the shares and Pre-Funded Warrants offered hereby.

	Per Share or Pre-Funded Warrant	Total
Offering price(1)	$4.625	$6,500,000
Placement agents’ fees	$0.324	$455,000
Proceeds, before expenses, to us	$4.301	$6,045,000

(1)	The offering price of the Pre-Funded Warrants is $4.624 per warrant, or $0.001 less than the per share offering price of the shares.

In addition, we have agreed to reimburse the actual out-of-pocket expenses of the placement agents up to $40,000.

We estimate that the total expenses of the offering payable by us, excluding the placement agents’ fees, will be approximately $250,000.

The placement agents may be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by them and any profit realized on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, each placement agent would be required to comply with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares by the placement agents acting as principal. Under these rules and regulations, each placement agent:

•	may not engage in any stabilization activity in connection with our securities; and

•

may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

This prospectus supplement and the accompanying prospectus may be made available in electronic format on websites or through other online services maintained by any of the placement agents or by an affiliate of such placement agent. Other than this prospectus supplement and the accompanying prospectus, the information on a placement agent’s website and any information contained in any other website maintained by a placement agent is not part of this prospectus supplement and the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or the placement agents, and should not be relied upon by investors.

The foregoing does not purport to be a complete statement of the terms and conditions of the placement agency agreement and the securities purchase agreement. A copy of the securities purchase agreement with the purchasers will be included as an exhibit to our Current Report on Form 8-K to be filed with the SEC and incorporated by reference into the registration statement of which this prospectus supplement and the accompanying prospectus form a part. See “Information Incorporated by Reference” and “Where You Can Find More Information.”

No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the securities offered by this prospectus supplement and accompanying prospectus, or the possession, circulation or distribution of this prospectus supplement and accompanying prospectus or any other material relating to us or the securities offered hereby in any jurisdiction where action for that purpose is required. Accordingly, the securities offered hereby may not be offered or sold, directly or indirectly, and neither of this prospectus supplement and accompanying prospectus nor any other offering material or advertisements in connection with the securities offered hereby may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction. The placement agents may arrange to sell securities offered by this prospectus supplement and accompanying prospectus in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so.

Relationships

The placement agents and their respective affiliates may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us in the ordinary course of their business, for which they may receive customary fees and commissions. In addition, from time to time, the placement agents and their affiliates may effect transactions for their own accounts or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. Except as disclosed in this prospectus supplement, we have no present arrangements with the placement agents for any further services.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Computershare Trust Company NA. Its address is 462 South 4th Street, Louisville, KY 40202 and its telephone number is 1 800 736 3001.

Listing

Our common stock is traded on the Nasdaq Capital Market under the symbol “BIOL.”

LEGAL MATTERS

The validity of the shares of common stock and Pre-Funded Warrants being offered by this prospectus supplement will be passed upon for us by Sidley Austin LLP, Chicago, Illinois. Michael A. Gordon, a stockholder of the Company, is a partner at such firm. As of March 31, 2022, Mr. Gordon beneficially owned securities representing less than one percent of the outstanding common stock of the Company. Ellenoff Grossman & Schole LLP, New York, New York, is acting as counsel for the placement agents in connection with the securities offered hereby.

EXPERTS

The consolidated financial statements of BIOLASE, Inc. as of December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021 incorporated by reference into this Prospectus and in the Registration Statement, have been so incorporated in reliance upon the report of BDO USA, LLP, an independent registered accounting firm, incorporated herein by reference, given upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus supplement. This prospectus supplement and the accompanying prospectus, which are part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement, as permitted by the SEC. For further information pertaining to us and the securities offered in this prospectus supplement, reference is made to that registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC at www.sec.gov.

General information about our company, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.biolase.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on, or than can be accessed through, our website is not incorporated into this prospectus supplement or other securities filings and is not a part of these filings.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede some of this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, including filings made after the date of the initial registration statement, until we sell all of the shares and Pre-Funded Warrants covered by this prospectus supplement or the sale of shares and Pre-Funded Warrants by us pursuant to this prospectus supplement is terminated. In no event, however, will any of the information that we furnish to, pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than file with, the SEC be incorporated by reference or otherwise be included herein, unless such information is expressly incorporated herein by a reference in such furnished Current Report on Form 8-K or other furnished document. The documents we incorporate by reference are:

•	our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 17, 2022;

•	our Quarterly Report on Form 10-Q for the period ended March 31, 2022, filed with the SEC on May 12, 2022;

•	our Current Reports on Form 8-K filed with the SEC on March 3, 2022, May 2, 2022, May 13, 2022 and June 8 2022;

•	our definitive proxy statement on Schedule 14A filed with the SEC on March 30, 2022; and

•

the description of our common stock contained in our registration statement on Form 8-A filed under the Exchange Act on October 30, 1991 including any amendment or reports filed for the purpose of updating such descriptions.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide each person to whom a prospectus supplement is delivered a copy of all of the information that has been incorporated by reference in this prospectus supplement but not delivered with the prospectus supplement. You may obtain copies of these filings, at no cost, through the “Investor Relations” section of our website (www.biolase.com) and you may request a copy of these filings (other than an exhibit to any filing unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

Biolase, Inc.

27042 Towne Centre Drive, Suite 270

Lake Forest, California 92610

(949) 361-1200

Information on, or that can be accessed through, our website is not incorporated into this prospectus supplement or other securities filings and is not a part of these filings.

PROSPECTUS

BIOLASE, INC.

$50,000,000 Aggregate Offering Price of

COMMON STOCK, PREFERRED STOCK, DEBT SECURITIES, WARRANTS, RIGHTS AND UNITS

BIOLASE, Inc., a Delaware corporation, may offer and sell from time to time, in one or more offerings, common stock, preferred stock, debt securities, warrants, rights and units for an aggregate initial offering price up to $50,000,000 in amounts, at prices and on terms that BIOLASE, Inc. will determine at the time of the offering.

This prospectus describes general terms that apply to these securities. When we decide to sell a particular class or series of these securities, we will provide specific terms of the securities, including the initial offering price and the aggregate amount of the offering, in one or more supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, before you invest in our securities.

We may offer and sell these securities in the same offering or in separate offerings; to or through underwriters, dealers or agents; or directly to purchasers. The names of any underwriters, dealers or agents involved in the sale of our securities, their compensation and any over-allotment options held by them will be described in the applicable prospectus supplement. For a more complete description of the plan of distribution with respect to the securities covered by this prospectus, see the section entitled “Plan of Distribution” beginning on page 12 of this prospectus.

Our common stock trades on The Nasdaq Capital Market under the symbol “BIOL.” On August 8, 2019, the last reported sale price for our common stock on The Nasdaq Capital Market was $1.55 per share. As of August 8, 2019, the aggregate market value of our common stock held by our non-affiliates, as calculated pursuant to the rules of the Securities and Exchange Commission, was $12,305,369. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities in a public offering with a value exceeding more than one-third of our “public float” (the market value of our common stock held by our non-affiliates) in any 12-month period so long as our public float remains below $75,000,000. We have not sold any securities in reliance on General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to and including the date of this prospectus.

Investing in our securities involves substantial risks. You should consider the “Risk Factors” on page 2 of this prospectus, in the documents that are incorporated by reference into this prospectus and, if applicable, in risk factors described in any accompanying prospectus supplement before buying any of our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 23, 2019

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to the aggregate amount of $50,000,000.

This prospectus provides you with a general description of the securities we may offer. A prospectus supplement may add to, update or change information contained in this prospectus, and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in any prospectus supplement.

A prospectus supplement may describe, as applicable: the terms of the securities; the initial public offering price; the price paid for the securities; net proceeds; and the other specific terms related to the offering of the securities.

You should rely only on the information that we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement, any related free writing prospectus that we may authorize to be provided to you and the other information to which we refer you. We have not authorized anyone to provide you with different or additional information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. If anyone provides you with different or additional information, you should not rely on it. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the cover of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

We urge you to carefully read this prospectus and any applicable prospectus supplement, together with the information incorporated herein by reference as described under the heading “Where You Can Find Additional Information.”

In this prospectus, unless otherwise specified or the context requires otherwise, we use the terms “Company,” “we,” “us” and “our” or similar references to refer to BIOLASE, Inc., a Delaware corporation, together with its consolidated subsidiaries.

i

PROSPECTUS SUMMARY

This summary highlights certain information contained in greater detail elsewhere in this prospectus or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our securities. You should carefully read this prospectus, any accompanying prospectus supplements, any related free writing prospectus that we have authorized for use in connection with the offering and the documents incorporated by reference herein and in any accompanying prospectus supplement, including the information referred to under the heading “Risk Factors” in this prospectus, under the heading “Risk Factors” contained in the applicable prospectus supplement and in the documents incorporated by reference into this prospectus and any prospectus supplement.

Our Company

We are a medical device company that develops, manufactures, markets, and sells laser systems in dentistry and medicine and also markets, sells, and distributes dental imaging equipment, including three-dimensional CAD/CAM intra-oral scanners and digital dentistry software. Our products advance the practice of dentistry and medicine for patients and health care professionals. Our proprietary dental laser systems allow dentists, periodontists, endodontists, oral surgeons, and other dental specialists to perform a broad range of minimally invasive dental procedures, including cosmetic, restorative, and complex surgical applications. Our laser systems are designed to provide clinically superior results for many types of dental procedures compared to those achieved with drills, scalpels, and other conventional instruments. We have clearance from the United States Food and Drug Administration (“FDA”) to market and sell our laser systems in the United States and also have the necessary registration to market and sell our laser systems in Canada, the European Union, and many other countries outside the United States. Additionally, our in-licensed imaging equipment and related products improve diagnoses, applications, and procedures in dentistry and medicine.

We offer two categories of laser system products: Waterlase (all-tissue) systems and Diode (soft-tissue) systems. Our flagship brand, the Waterlase, uses a patented combination of water and laser energy to perform most procedures currently performed using drills, scalpels, and other traditional dental instruments for cutting soft and hard tissue. We also offer our Diode laser systems to perform soft tissue, pain therapy, and cosmetic procedures, including teeth whitening. We have approximately 255 issued and 73 pending United States and international patents, the majority of which are related to Waterlase technology. From 1998 through March 31, 2019, we sold over 39,600 laser systems in over 80 countries around the world. Contained in this total are approximately 13,100 Waterlase systems, including over 8,900 Waterlase MD, MDX, Express and iPlus systems.

For additional information about our Company, please refer to other documents we have filed with the SEC and that are incorporated by reference into this prospectus, as listed under the heading “Incorporation of Certain Information by Reference.”

Our principal executive offices are located at 4 Cromwell, Irvine, California 92618. Our telephone number is (949) 361-1200. Additional information can be found on our website, at www.biolase.com, and in our periodic and current reports filed with the SEC. Copies of our current and periodic reports filed with the SEC are available at the SEC’s website at www.sec.gov and our website at www.biolase.com. No portion of our website is incorporated by reference into this prospectus.

RISK FACTORS

We face a variety of significant and diverse risks, many of which are inherent in our business. You should carefully consider the risks described under the caption “Risk Factors” in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and other filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), incorporated by reference herein, before making an investment decision. Additional risk factors may be included in any prospectus supplements relating to the offering of securities described in this prospectus. The occurrence of any of those risks could materially and adversely affect our business, prospects, financial condition, results of operations or cash flow. Other risks and uncertainties that we do not now consider to be material or of which we are not now aware may become important factors that affect us in the future.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents that we incorporate herein or therein by reference contain “forward-looking statements”, as defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Such forward-looking statements include statements, predictions, or expectations regarding market opportunities, our plans to expand our product line and clinical applications, plans to explore potential collaborations, statements regarding the effects of seasonality on revenue, operating expenses, anticipated use of proceeds from debt financing, anticipated cash needs, needs for additional financing, and any other statement that is not historical fact. Forward-looking statements are identified by the use of words such as “may,” “might,” “will,” “intend,” “should,” “could,” “can,” “would,” “continue,” “expect,” “believe,” “anticipate,” “estimate,” “predict,” “outlook,” “potential,” “plan,” “seek,” and similar expressions and variations or the negatives of these terms or other comparable terminology.

Forward-looking statements are based on the expectations, estimates, projections, beliefs, and assumptions of our management based on information available to management as of the date on which such forward-looking statement was made, all of which are subject to change. Forward-looking statements are subject to risks, uncertainties, and other factors that are difficult to predict and could cause actual results to differ materially from those stated or implied by our forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to:

•	global economic uncertainty and volatility in financial markets;

•	inability to raise additional capital on terms acceptable to us;

•	our relationships with, and the efforts of, third-party distributors;

•	failure in our efforts to train dental practitioners or to overcome the hesitation of dentists and patients to adopt laser technologies;

•	inconsistencies between future data and our clinical results;

•	competition from other companies, including those with greater resources;

•	our inability to successfully develop and commercialize enhanced or new products that remain competitive with products or alternative technologies developed by others;

•	the inability of our customers to obtain third-party reimbursement for their use of our products;

•	limitations on our ability to use net operating loss carryforwards;

•	problems in manufacturing our products;

•	warranty obligations if our products are defective;

•	adverse publicity regarding our technology or products;

•	adverse events to our patients during the use of our products, regardless of whether caused by our products;

•	issues with our suppliers, including the failure of our suppliers to supply us with a sufficient amount or adequate quality of materials;

•	rapidly changing standards and competing technologies;

•	our inability to effectively manage and implement our growth strategies;

•	risks associated with operating in international markets, including potential liabilities under the Foreign Corrupt Practices Act;

•	breaches of our information technology systems;

•	seasonality;

•	litigation, including the failure of our insurance policies to cover certain expenses relating to litigation and our inability to reach a final settlement related to certain litigation;

•	disruptions to our operations at our primary facility;

•	loss of our key management personnel or our inability to attract or retain qualified personnel;

•

risks and uncertainties relating to acquisitions, including difficulties integrating acquired businesses successfully into our existing operations and risks of discovering previously undisclosed liabilities;

•	failure to comply with the reporting obligations of the Exchange Act and Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or maintain adequate internal control over financial reporting;

•	climate change initiatives;

•	failure of our intellectual property rights to adequately protect our technologies and potential third-party claims that our products infringe their intellectual property rights;

•	changes in government regulation or the inability to obtain or maintain necessary governmental approvals;

•	our failure to comply with existing or new laws and regulations, including fraud and abuse and health information privacy and securities laws;

•	changes in the FDA’s regulatory requirements applicable to laser products, dental devices, or both;

•	recall or other regulatory action concerning our products after receiving FDA clearance or approval; and

•	risks relating to ownership of our common stock, including low liquidity, low trading volume, high volatility and dilution.

Further information about factors that could materially affect the Company, including our results of operations and financial condition, is contained under the heading “Risk Factors” in this prospectus, under the heading “Risk Factors” contained in the applicable prospectus supplement and in the documents incorporated by reference into this prospectus and any prospectus supplement. Except as required by law, we undertake no obligation to revise or update any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or changes to future results over time or otherwise.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of securities offered by this prospectus for working capital, including new product development, launch and subsequent scale-ups, as well as other general corporate purposes. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business. As a result, unless otherwise indicated in the applicable prospectus supplement, our management will have broad discretion to allocate the net proceeds of the offerings. Pending their ultimate use, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing instruments.

DESCRIPTION OF CAPITAL STOCK

The following summary description sets forth some of the general terms and provisions of our capital stock. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of our capital stock, you should refer to the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and our charter and bylaws as in effect at the time of any offering. Copies of our Restated Certificate of Incorporation, as amended, and our Seventh Amended and Restated Bylaws are included as exhibits to the registration statement of which this prospectus forms a part.

Our Authorized Capital Stock

Under our charter, we are authorized to issue 40,000,000 shares of our common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 par value per share. As of July 31, 2019, there were 21,879,632 shares of our common stock issued and outstanding and no shares of our preferred stock issued and outstanding.

Common Stock

Holders of our common stock are entitled to one vote per share. Each of our directors is elected by the affirmative vote of a majority of the votes cast with respect to such director in uncontested elections. In a contested election, each of our directors is elected by an affirmative vote of a plurality of the votes cast by the shares represented and entitled to vote with respect to the election of such director. A “contested election” is defined in our bylaws as an election with respect to which, as of the record date for the meeting at which directors are to be elected, the number of nominees exceeds the number of directors to be elected at such meeting. Vacancies on the Board of Directors may be filled by an affirmative vote of two-thirds of the remaining members of the Board of Directors or at a meeting of the stockholders in the manner set forth in the second preceding sentence.

Subject to any preferential rights of any outstanding shares of our preferred stock to receive dividends before any dividends may be paid on our common stock, the holders of our common stock will be entitled to share ratably in any dividends that may be declared by our Board of Directors out of funds legally available for the payment of dividends. Subject to any preferential rights of any outstanding shares of our preferred stock, in the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. Our common stock does not carry any redemption rights or any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock.

Preferred Stock

Our charter authorizes our Board of Directors to provide for the issuance of shares of preferred stock in one or more series without further authorization from stockholders. Prior to issuance of shares of each series, our Board of Directors is required by the DGCL and our charter to fix the designation, powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereof.

Warrants

We may issue warrants to purchase shares of common stock or shares of preferred stock. We will issue warrants under one or more warrant agreements between us and a warrant agent we will name in the applicable prospectus supplement.

The prospectus supplement relating to any warrants we are offering will include specific terms relating to the offering. These terms will include some or all of the following:

•	the aggregate number of warrants offered;

•	the title of the warrants;

•	the designation, number and terms of the shares of common stock or shares of preferred stock purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms relating to the modification of the warrants; and

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants.

Rights

We may issue rights for the purchase of shares of our common stock or shares of our preferred stock. Each series of rights will be issued under a separate rights agreement which we will enter into with a bank or trust company, as rights agent, all as set forth in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust with any holders of rights certificates or beneficial owners of rights. We will file the rights agreement and the rights certificates relating to each series of rights with the SEC and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of rights.

The applicable prospectus supplement will describe the terms of any rights we issue, including as applicable:

•	the date for determining the persons entitled to participate in the rights distribution;

•	the aggregate number or amount of underlying securities purchasable upon exercise of the rights and the exercise price;

•	the aggregate number of rights being issued;

•	the date, if any, on and after which the rights may be transferable separately;

•	the date on which the right to exercise the rights commences and the date on which such right expires;

•	the designation and terms of any securities with which the warrants are issued;

•	a discussion of any material or special U.S. federal income tax considerations applicable to the rights; and

•	any other terms of the rights, including the terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

Rights will be exercisable for U.S. dollars only and will be in registered form only.

Units

We may issue securities in units, each consisting of two or more types of securities. For example, we might issue units consisting of a combination of common stock and warrants to purchase common stock. If we issue units, the prospectus supplement relating to the units will contain information with regard to each of the securities that is a component of the units. In addition, the prospectus supplement relating to the units will describe the terms of any units we issue, including as applicable:

•	the date, if any, on and after which the units may be transferable separately;

•	whether we will apply to have the units traded on a securities exchange or securities quotation system;

•	a discussion of any material or special U.S. federal income tax considerations applicable to the units; and

•	how, for U.S. federal income tax purposes, the purchase price paid for the units is to be allocated among the component securities.

Anti-Takeover Provisions of Delaware Law and Our Governing Documents

Delaware Law

We are subject to Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in “business combination” transactions with any “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder, unless:

•

prior to the time the stockholder became an interested stockholder, either the applicable business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation’s board of directors;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the voting stock owned by the interested stockholder) shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which the employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the time that the stockholder became an interested stockholder, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least
66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include, in general and subject to exceptions, a merger of the corporation with the interested stockholder; a sale of 10% or more of the market value of the corporation’s consolidated assets to the interested stockholder; certain transactions that result in the issuance of the corporation’s stock to the interested stockholder; a transaction that has the effect of increasing the proportionate share of the corporation’s stock owned by the interested stockholder; and any receipt by the interested stockholder of loans, guarantees or other financial benefits provided by the corporation. An “interested stockholder” is defined to include, in general and subject to exceptions, a person that (1) owns 15% or more of the outstanding voting stock of the corporation or (2) is an “affiliate” or “associate” (as defined in Section 203) of the corporation and was the owner of 15% or more of the corporation’s outstanding voting stock at any time within the prior three year period.

A Delaware corporation may opt out of Section 203 with an express provision in its original certificate of incorporation or by an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by Section 203 and approved by a majority of its outstanding voting shares. We have not opted out of Section 203. As a result, Section 203 could delay, deter or prevent a merger, change of control or other takeover of our Company that our stockholders might consider to be in their best interests, including transactions that might result in a premium being paid over the market price of our common stock, and may also limit the price that investors are willing to pay in the future for our common stock.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our Board of Directors to issue one or more series of preferred stock with voting or other rights or preferences. Thus, our Board of Directors could authorize the issuance of shares of preferred stock that have priority over our common stock with respect to dividends or rights upon liquidation or with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control of our Company that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee of the Board of Directors.

Stockholder Action by Written Consent; Special Meetings of Stockholders

Our stockholders may take action by written consent in lieu of a meeting as provided in our bylaws. Our bylaws provide that certain procedures, including notifying the Board of Directors and awaiting a record date, must be followed for stockholders to act by written consent. A special meeting of our stockholders may be called only by our Board of Directors, the Chairman of the Board, the Executive Vice Chairman, the Chief Executive Officer or the President. A special meeting may also be called at the request of stockholders holding a majority of the aggregate number of shares of capital stock of the Company issued and outstanding and entitled to vote at that meeting (subject to certain timeliness and content requirements of the demand).

Amendment of Certificate of Incorporation and Bylaws

Our charter may be amended by the affirmative vote of a majority of the aggregate number of shares of each class of our capital stock issued and outstanding after a resolution of our Board of Directors declaring the advisability of such amendment has been adopted in accordance with Delaware law. Our bylaws may be amended by the affirmative vote of a majority of the aggregate number of shares of each class of our capital stock issued and outstanding (and entitled to vote on the subject matter) present in person or represented by proxy at a meeting of stockholders provided that notice thereof is stated in the written notice of the meeting. Our bylaws may also be amended by a majority of the Board of Directors in accordance with Delaware law and our charter, except that certain sections of our bylaws (including but not limited to certain provisions regarding special meetings, voting, officers, and approval of securities issuances) require either the affirmative vote of two-thirds of the persons then serving as directors on the Board of Directors or our stockholders.

Forum Selection

Unless the Board of Directors acting on behalf of the Company selects an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to the Company or our stockholders, (iii) any action asserting a claim against the Company or any of our directors, officers or other employees arising pursuant to any provision of the DGCL, our charter or our bylaws or (iv) any action asserting a claim against the Company or any of our directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware, in all cases subject to the court’s having personal jurisdiction over all indispensible parties named as defendants.

If any action the subject matter of which is within the scope of the immediately preceding paragraph is filed in a court other than a court located within the State of Delaware in the name of any stockholder, such stockholder will be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the exclusive forum provision (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the action outside of the State of Delaware as agent for such stockholder.

Stock Exchange Listing

Our common stock trades on The Nasdaq Capital Market under the symbol “BIOL.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities that we may issue from time to time in the form of one or more series of debt securities. We may offer secured or unsecured debt securities which may be senior or subordinated and which may be convertible. The applicable prospectus supplement and/or other offering materials will describe the specific terms of the debt securities offered through that prospectus supplement as well as any general terms described in this section that will not apply to those debt securities. To the extent the applicable prospectus supplement or other offering materials relating to an offering of debt securities are inconsistent with this prospectus, the terms of that prospectus supplement or other offering materials will supersede the information in this prospectus. In this “Description of Debt Securities,” unless otherwise indicated, the “Company,” “we,” “our” and similar words refer to BIOLASE, Inc. and not any of its subsidiaries.

The debt securities will be issued under one or more indentures to be entered into between us and one or more trustees. References herein to the “indenture” and the “trustee” refer to the applicable indenture and the applicable trustee pursuant to which any particular series of debt securities is issued. The terms of any series of debt securities will be those specified in or pursuant to the applicable indenture and in the certificates evidencing that series of debt securities and those made part of the indenture by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). We may issue senior, subordinated and convertible debt securities under the same indenture.

The following summary of selected provisions of the indenture and the debt securities is not complete, and the summary of selected terms of a particular series of debt securities included in the applicable prospectus supplement also will not be complete. You should review the applicable form of indenture and the applicable form of certificate evidencing the debt securities, which forms have been or will be filed as exhibits to the registration statement of which this prospectus is a part or as exhibits to documents which have been or will be incorporated by reference in this prospectus. To obtain a copy of the indenture or the form of certificate for the debt securities, see “Where You Can Find More Information” in this prospectus. The following summary and the summary in any applicable prospectus supplement are qualified in their entirety by reference to all of the provisions of the indenture and the certificates evidencing the debt securities (including any amendments or supplements we may enter into from time to time which are permitted under the debt securities or any indenture), which provisions, including defined terms, are incorporated by reference in this prospectus.

Unless otherwise specified in a prospectus supplement, the debt securities will be direct unsecured obligations of the Company and will rank junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness, and will be structurally junior to all existing and future indebtedness incurred by our subsidiaries. Any debt securities designated as senior will rank equally with any of our other senior and unsubordinated debt. Any debt securities designated as subordinated will be subordinate and junior in right of payment to any senior indebtedness. There may be subordinated debt securities that are senior or junior to other series of subordinated debt securities.

The applicable prospectus supplement will set forth the terms of the debt securities or any series thereof, including, if applicable:

•	the title of the debt securities and whether the debt securities will be senior debt securities or subordinated debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•

whether the debt securities will be issued as registered securities, bearer securities or both, and any restrictions on the exchange of one form of debt securities for another and on the offer, sale and delivery of the debt securities in either form;

•	the date or dates on which the principal amount of the debt securities will mature;

•

if the debt securities bear interest, the rate or rates at which the debt securities bear interest, or the method for determining the interest rate, and the date or dates from which interest will accrue;

•	if the debt securities bear interest, the dates on which interest will be payable, or the method for determining such dates, and the regular record dates for interest payments;

•

the place or places where the payment of principal, any premium and interest will be made, where the debt securities may be surrendered for transfer or exchange and where notices or demands to or upon us may be served;

•	any optional redemption provisions, which would allow us to redeem the debt securities in whole or in part;

•	any sinking fund or other provisions that would obligate us to redeem, repay or purchase the debt securities;

•

if the currency in which the debt securities will be issuable is United States dollars, the denominations in which any registered securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

•	if other than the entire principal amount, the portion of the principal amount of debt securities which will be payable upon a declaration of acceleration of the maturity of the debt securities;

•

the events of default and covenants relevant to the debt securities, including the inapplicability of any event of default or covenant set forth in the indenture relating to the debt securities, or the applicability of any other events of defaults or covenants in addition to the events of default or covenants set forth in the indenture relating to the debt securities;

•	the name and location of the corporate trust office of the applicable trustee under the indenture for such series of notes;

•	if other than United States dollars, the currency in which the debt securities will be paid or denominated;

•

if the debt securities are to be payable, at our election or the election of a holder of the debt securities, in a currency other than that in which the debt securities are denominated or stated to be payable, the terms and conditions upon which that election may be made, and the time and manner of determining the exchange rate between the currency in which the debt securities are denominated or stated to be payable and the currency in which the debt securities are to be so payable;

•	the designation of the original currency determination agent, if any;

•	if the debt securities are issuable as indexed securities, the manner in which the amount of payments of principal, any premium and interest will be determined;

•	if the debt securities do not bear interest, the dates on which we will furnish to the applicable trustee the names and addresses of the holders of the debt securities;

•

if other than as set forth in an indenture, provisions for the satisfaction and discharge or defeasance or covenant defeasance of that indenture with respect to the debt securities issued under that indenture;

•	the date as of which any bearer securities and any global security will be dated if other than the date of original issuance of the first debt security of a particular series to be issued;

•	whether and under what circumstances we will pay additional amounts to non-United States holders in respect of any tax assessment or government charge;

•

whether the debt securities will be issued in whole or in part in the form of a global security or securities and, in that case, any depositary and global exchange agent for the global security or securities, whether the global form shall be permanent or temporary and, if applicable, the exchange date;

•

if debt securities are to be issuable initially in the form of a temporary global security, the circumstances under which the temporary global security can be exchanged for definitive debt securities and whether the definitive debt securities will be registered securities, bearer securities or will be in global form and provisions relating to the payment of interest in respect of any portion of a global security payable in respect of an interest payment date prior to the exchange date;

•	the extent and manner to which payment on or in respect of debt securities will be subordinated to the prior payment of our other liabilities and obligations;

•	whether payment of any amount due under the debt securities will be guaranteed by one or more guarantors, including one or more of our subsidiaries;

•	whether the debt securities will be convertible and the terms of any conversion provisions;

•	the forms of the debt securities; and

•	any other terms of the debt securities, which terms shall not be inconsistent with the requirements of the Trust Indenture Act.

This prospectus is part of a registration statement that provides that we may issue debt securities from time to time in one or more series under one or more indentures, in each case with the same or various maturities, at par or at a discount. Unless otherwise indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture.

We intend to disclose any restrictive covenants for any issuance or series of debt securities in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities offered through this prospectus in one or more of the following ways (or in any combination) from time to time:

•	to or through underwriters or dealers;

•	directly to purchasers, including our affiliates;

•	through agents; or

•	a combination of any these methods.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

•	in one or more transactions at a fixed price or prices, which may be changed from time to time;

•	in “at-the-market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	through a market maker or into an existing trading market on an exchange or otherwise;

•	at prices related to those prevailing market prices; or

•	at negotiated prices.

The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

If underwriters are used in the sale of any securities, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. The prospectus supplement will include the names of the principal underwriters, the respective amount of securities underwritten, the nature of the obligation of the underwriters to take the securities and the nature of any material relationship between an underwriter and us.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions paid for solicitation of these contracts.

Underwriters, dealers and agents may contract for or otherwise be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us on one hand, and the underwriters, dealers and agents, on the other hand.

We may grant underwriters who participate in the distribution of our securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

Underwriters, dealers, or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers, as their agents in connection with the sale of our securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement for any securities offered by us will identify any such underwriter, dealer or agent and describe any compensation received by them from us. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Underwriters, broker-dealers or agents who may become involved in the sale of our securities may engage in transactions with and perform other services for us for which they receive compensation.

Direct Sales and Sales Through Agents

We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent by us. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act, with respect to any sale of those securities.

At-the-Market Offerings

To the extent that we make sales through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a sales agency financing agreement or other at-the-market offering arrangement between us, on one hand, and the underwriters or agents, on the other. If we engage in at-the-market sales pursuant to any such agreement, we will issue and sell our securities through one or more underwriters or agents, which may act on an agency basis or a principal basis. During the term of any such agreement, we may sell securities on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. Any such agreement will provide that any securities sold will be sold at prices related to the then prevailing market prices for our securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time. Pursuant to the terms of the agreement, we may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase blocks of our common stock or other securities. The terms of any such agreement will be set forth in more detail in the prospectus supplement.

Market Making, Stabilization and Other Transactions

In connection with an offering through underwriters, an underwriter may, to the extent permitted by applicable rules and regulations, purchase and sell securities in the open market. These transactions, to the extent permitted by applicable rules and regulations, may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are short sales made in an amount not greater than the underwriters’ option to purchase additional securities from us in the offering, if any. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales, which may be prohibited or restricted by applicable rules and regulations, are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain.

Derivative Transactions and Hedging

We, the underwriters or other agents may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters or agents. The underwriters or agents may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters or agents may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Trading Market and Listing of Securities

Any common stock sold or resold pursuant to a prospectus supplement will be listed on The Nasdaq Capital Market or on such other national securities exchange as our common stock may then be listed. The securities other than common stock may or may not be listed on a national securities exchange. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Sidley Austin LLP will pass upon the validity of the securities being registered by the registration statement of which this prospectus is a part. Michael A. Gordon, a stockholder of the Company, is a partner at such firm. As of July 31, 2019, Mr. Gordon beneficially owned securities representing less than one percent of the outstanding common stock of the Company. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and schedule of BIOLASE, Inc. as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018 incorporated by reference into this prospectus have been so incorporated in reliance upon the report of BDO USA, LLP, an independent registered accounting firm (the report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern), incorporated herein by reference, given upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information contained in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below which have been filed by us and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) subsequent to the date of the initial filing of the registration statement of which this prospectus forms a part until the offering of the securities covered by this prospectus is completed:

1.	Our Annual Report on Form 10-K, for the year ended December 31, 2018, filed with the SEC on March 8, 2019;

2.	Our Quarterly Reports on Form 10-Q, for the quarters ended March 31, 2019 and June 30, 2019, filed with the SEC on May 10, 2019 and August 9, 2019, respectively;

3.	Our Current Reports on Form 8-K, filed with the SEC on January 31, 2019 and May 20, 2019, and

4.	The description of the common stock contained in our Registration Statement on Form 8-A as filed with the SEC on October 30, 1991.

Upon written or oral request, we will provide without charge to each person to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: BIOLASE, Inc., 4 Cromwell, Irvine, California 92618, Attention: Investor Relations, telephone: (949) 361-1200.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith file reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC’s website at www.sec.gov, as well as at our website at www.biolase.com.

Information on any BIOLASE, Inc. website, any subsection, page, or other subdivision of any BIOLASE, Inc. website, or any website linked to by content on any BIOLASE, Inc. website, is not part of this prospectus and you should not rely on that information unless that information is also in this prospectus or incorporated by reference in this prospectus.

678,745 Shares of Common Stock

Pre-Funded Warrants to Purchase 726,660 Shares of Common Stock

PROSPECTUS SUPPLEMENT

Lead Placement Agent

Maxim Group LLC

Co-Placement Agents

THE BENCHMARK COMPANY	LAKE STREET CAPITAL MARKETS, LLC

June 27, 2022